Exhibit 10.3

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND, TO THE EXTENT SUCH INTERESTS CONSTITUTE SECURITIES UNDER SUCH ACT, MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE LIMITED LIABILITY COMPANY INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHRINGER HARVARD MARGATE, LLC

DATED SEPTEMBER 29, 2011

i

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LIMITED LIABILITY COMPANY AGREEMENT OF
BEHRINGER HARVARD MARGATE, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of BEHRINGER HARVARD MARGATE, LLC dated September    , 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made by, between and among BEHRINGER HARVARD MARGATE HOLDING, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “BH”), and MARGATE PEAK, LLC, a Colorado limited liability company (together with its successors and permitted assigns, “MP”).

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation signed by Mary Ann Brzoska as authorized person (the “Certificate of Formation”), filed with the Secretary of State of Delaware on June 14, 2011.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

1.1           Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Transfer Terms” has the meaning set forth in Section 9.5(a).

“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)           debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjustment Date” means the close of business on the last day of any fiscal year of the Company and any other date as of which Profits and Losses are allocable under this Agreement.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and (b) for the avoidance of doubt, all MP Persons are Affiliates of MP.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Money Laundering Laws” shall mean those Laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such Laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as Laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approve,” “Approved,” or “Approval” means a proposed decision, action, report, budget, election or any other matter that has been proposed by a Member or the Managing Member and which has received the written approval or consent of the other Member or Managing Member, as applicable.

“Asset Management Fee” has the meaning set forth in Section 7.3(b).

“Assumed Loans” has the meaning set forth in Section 4.5(a) and, for the avoidance of doubt, collectively means (a) that certain loan in the original principal amount of $12,555,000 as evidenced by a Multifamily Note-CME dated December 15, 2009 executed by Advenir@Margate, LLC and payable to CBRE Capital Markets, Inc., as assigned to Lender, and (b) that certain loan in the original principal amount of $2,995,000 as evidenced by a Multifamily Note-CME dated April 19, 2011 executed by Advenir@Margate, LLC and payable to CBRE Capital Markets, Inc., as assigned to Lender, in each case as such loans have been amended and assumed by the Company..

“Bankruptcy” the “Bankruptcy” of a Person shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee of its assets, (ii) the filing by such Person of a voluntary petition for relief as a debtor under the United States Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by such Person of a general assignment for the benefit of creditors, (iv) the filing against a Person of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or (v) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a receiver, liquidator, assignee, trustee, conservator, custodian, sequester or other similar official, over such Person’s assets (or consenting thereto by any member of the MP Member Group). This definition of Bankruptcy shall apply for purposes of this Agreement instead of the definition of bankruptcy in Section 18-101 and Section 18-304 of the Delaware Act.

“Bankruptcy Event” means a Bankruptcy of MP, an MP Person, or the Property Manager, application for relief or answer seeking or acquiescing in any reorganization, liquidation, dissolution or similar relief by MP, an MP Person or Property Manager under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or seeking or consenting to or requesting the appointment of a receiver, liquidator, assignee, trustee, conservator, custodian, sequester or other similar official, over any of MP, an MP Person or Property Manager or the making by MP, an MP Person or Property Manager of any general assignment for the benefit of creditors, or the admission in writing by

MP, an MP Person or Property Manager of its inability to pay its debts as they become due, and the taking of any action by MP, an MP Person or Property Manager in preparation of furtherance of any of the foregoing.

“BH” has the meaning set forth in the introductory paragraph hereof.

“BH Reserved Tax Elections” has the meaning set forth in Section 7.1(a)(xxxi).

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution as determined by the Managing Member, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for all or any part of an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) in any other circumstances permitted by the Code or Treasury Regulations; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member with the Approval of BH determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. The Book Basis of all assets of the Company shall be adjusted by the depreciation, amortization, or other cost recovery deduction allowable under federal income tax law, except that, in accordance with Section 6.9 below, if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes, the Book Basis shall be adjusted by depreciation or amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the initial and each subsequent annual budget prepared by or on behalf of the Managing Member covering the Company’s anticipated operating costs and capital expenditures (including any construction costs), as Approved by BH and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of Texas or Florida, or any other day on which banking institutions in Texas or Florida are authorized to close.

“Buy-Sell Offer” shall have the meaning set forth in Section 15.1.

“Buy-Sell Offer Price” shall have the meaning set forth in Section 15.1(a).

“Capital Account” means the separate account maintained for each Member under Section 4.3.

“Capital Contribution” means, with respect to any Member, the aggregate amount of all Initial Capital Contributions and any Additional Capital Contributions made (or deemed made)

by such Member to the Company pursuant to this Agreement, in each case as the same may be adjusted from time to time in accordance with the provisions hereof.

“Capital Transaction” means any insurance award, condemnation, sale of all or any portion of the Company Property or interest therein, sale of easements, rights of way or similar interest in the Company Property, any financing or refinancing of indebtedness secured by part or all of the Company Property, and any similar items, and any other transaction undertaken as part of or which results in the dissolution of the Company.

“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.

“Change in Control” means the occurrence of any of the following:

(i)            The failure of at least two (2) MP Persons to be a manager of MP and to actively and consistently participate in the management of MP;

(ii)           The failure at least two (2) MP Persons, together, to both own a Controlling Interest in MP and actively Control MP;

(iii)          MP is dissolved, terminated, liquidated, merged, consolidated or reorganized into or with another Person;

(iv)          More than one MP Person sells all or substantially all of its real estate related assets or investments to any Person other than as part of a permitted Transfer;

(v)           The failure of at least one MP Person to devote a substantial amount of his business time and attention to the affairs of MP, which failure is not remedied within a fifteen-day cure period after written demand from BH;

(vi)          The occurrence of a Bankruptcy Event involving MP; or

(vii)         The occurrence of a Bankruptcy Event involving an MP Person; provided, however, that a Bankruptcy Event involving an MP Person shall be deemed not to constitute a Change in Control if such Bankruptcy Event (A) involves one (and only one) MP Person, (B) does not otherwise result in a Change in Control as defined in the foregoing clauses (i)-(vi) of this definition, and (C) does not adversely affect the management or operation of MP or the Property.

“Closing Date” means the date of the “Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company continued and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.4.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Company Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by the Company from time to time including, initially, the Property.

“Confidential Information” has the meaning set forth in Section 13.14(a).

“Contributing Party” has the meaning set forth in Section 4.2(b).

“Contribution Percentage” means, with regard to each Member at any time, the proportion which such Member’s aggregate Capital Contributions to the Company bears to the total of all Capital Contributions to the Company, as adjusted pursuant to Section 4.2(d), which shall initially be in the percentages set forth below opposite its name below:

Member	Contribution Percentage

BH	92.5%

MP	7.5%

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling,” “Controlled by” and “under common Control with” shall have the meanings correlative therewith.

“Controlling Interest” means, when used with respect to an entity (i) ownership, directly or indirectly, of fifty one percent (51%) or more of the ownership interests in such entity, or (ii) the possession, directly or indirectly, of the power to control, direct or cause the direction of the management, policies, business and affairs of such entity, including without limitation, decisions regarding the sale and financing of the assets of such entity.

“Deadlock Event” means the failure of MP and BH to reach agreement with regard to a Major Decision which continues for a period of at least thirty (30) calendar days following notice from either MP or BH to the other party.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Deposit” has the meaning set forth in Section 4.1(a).

“Election” shall have the meaning set forth in Section 15.1(c).

“Event of Default” has the meaning set forth in Section 12.1.

“Exchanging Member” has the meaning set forth in Section 13.16.

“Failed Contribution” has the meaning set forth in Section 4.1(e).

“Financial Institution” has the meaning set forth in Section 13.1(a)(vii).

“First Tier Promote Percentage” means fifteen percent (15%), subject to adjustment as provided in Section 4.2(d).

“For Cause Event” has the meaning set forth in Section 7.2(e).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Indemnitees” has the meaning set forth in Section 10.2.

“Initial Approved Budget and Operating Plan” has the meaning set forth in Section 8.6.

“Initial Capital Contribution” means, with respect to any Member, any capital contribution made by such Member pursuant to Section 4.1 hereof.

“Interest” means, with respect to any Member at any time, the limited liability company interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“IRR” means the annual percentage rate, compounded monthly, which, when utilized to calculate the present value of the distributions of Net Cash Flow and Net Capital Proceeds to a Member, causes such present value of distributions to equal the present value of total Capital Contributions (other than Priority Capital Contributions) made to the Company by such Member. A specified IRR shall be deemed to have been attained as of any date that the sum of the present values of all amounts distributed to a Member pursuant to Sections 6.3 and 6.4 (other than Sections 6.3(a) and 6.4(a)) for all periods, as of the time of determination, when discounted to their present values as of the Closing Date by using a discount rate equal to such specified IRR and assuming that such amounts were distributed or deemed distributed as of the end of the applicable month to which such amounts relate, equals the sum of the separate present values of all amounts taken into account in determining such Member’s total Capital Contributions (other than Priority Capital Contributions) when discounted to their present values as of the Closing Date, using a discount rate equal to the specified IRR, and assuming that all such amounts were contributed or deemed contributed as of the time such amounts are received by the Company or otherwise taken into account pursuant to the definition of Capital Contributions. For purposes of the foregoing, present value shall be determined using monthly compounding periods.

“Law” or “Laws” means any and all statutes (including provisions of state constitutions to the extent directly enforceable against non-governmental Persons), ordinances, rules, regulations, and judicial decisions, rulings, orders and decrees of general application of the United States or any state, or of any authority, agency, court or political subdivision of the United States or any state.

“Leasing Guidelines” means the leasing guidelines for the Property then in effect, as Approved by BH.

“Lender” means Federal Home Loan Mortgage Corporation, a/k/a Freddie Mac.

“Liquidating Member” means the Member designated as such by the Managing Member but subject to the Approval of BH; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.1(a)(iii) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member), and provided further that in the event of a dissolution under Section 11.1(a)(iii), the Liquidating Member shall be the bankruptcy trustee or debtor-in-possession of the bankruptcy estate of such last Member.

“Loan Documents” means the documents from time to time evidencing, securing or otherwise entered into by the Company in connection with the assumption of Assumed Loans; provided, however, that in the event that the Assumed Loans are refinanced, Loan Documents means the documents from time to time evidencing, securing or otherwise entered into by the Company in connection with a loan or financing extended by a third party lender.

“Loan Fees” has the meaning set forth in Section 4.1(a).

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)           loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           with respect to an asset in which the Book Basis of such asset differs from its adjusted basis for federal income tax purposes, in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)           any items of deduction and loss specially allocated pursuant to Section 6.2 shall not be considered in determining Loss; and

(e)           any decrease to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Loss.

“Major Decision” has the meaning set forth in Section 7.1(a).

“Majority-In-Interest” means, as to the class or group of Members referred to, required or to be determined, such of those Members of that class or group having more than 50% of the Contribution Percentages of the Members in such class or group.

“Management Agreements” means the collective reference to the Oversight Agreement and the Property Amendment thereto in the form attached hereto as Appendix A, and the Property Management Contract.

“Managing Member” means MP, and its successors and permitted assigns.

“Material Damage or Loss” is a violation, breach or default which causes losses or damages in excess of $200,000.00.

“Member” means one or more of BH, MP or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable Law.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Non-recourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

“Missed Contribution” has the meaning set forth in Section 4.2(d).

“MP” has the meaning set forth in the introductory paragraph hereof.

“MP Member Group” means the collective reference to MP and all MP Persons.

“MP Person” means Luke C. Simpson, Donald A. Simpson and Nick A. Simpson.

“Necessary Expense” has the meaning set forth in Section 7.2(b)(iii).

“Net Cash Flow” means, for any period, the excess of (i) Operating Revenues for such period, over (ii) Operating Expenses for such period.

“Net Capital Proceeds” means, for any period of determination, the excess of (a) the sum of the net gross proceeds received by the Company during such period from Capital Transactions, including all receipts or net proceeds of the Company from or related to (i) any sale or other disposition of all or any portion of the Company Property, (ii) any condemnation of or casualty loss with regard to all or any portion of the Company Property (including any and all insurance awards with regard thereto), (iii) any financing, refinancing, monetization or securitization of the Company Property or any interest therein, and (iv) any and all other Capital Transactions, including, without limitation, (A) distributions and other amounts received directly or indirectly from any entity in which the Company owns an interest which is attributable to a Capital Transaction, and (B) net proceeds or receipts received by the Company incident to the dissolution and liquidation of the Company, but specifically excluding revenues from operations; over (b) the sum of the total cash expenditures of the Company during such period attributable to Capital Transactions, including without limitation, (i) fees and commissions paid with regard thereto, (ii) all costs and expenses incurred as a result of the applicable Capital Transaction, (iii) all costs, expenses and payments to discharge part or all of any loan or other financing required to be made as a result of the applicable Capital Transaction, (iv) all costs and expenses relating to any sale, disposition, financing, refinancing, monetization or securitization of the Property, and (v) all other closing costs attributable or related to the applicable Capital Transaction.

“Net Loss” means, for any period, the excess of (i) Losses for such period, over (ii) Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Net Profit” means, for any period, the excess of (i) Profits for such period, over (ii) Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Non-Contributing Party” has the meaning set forth in Section 4.2(b).

“Non-recourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Non-Withdrawing Member” has the meaning set forth in Section 4.1(e).

“Notices” has the meaning set forth in Section 13.3.

“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.

“Offeree” shall have the meaning set forth in Section 15.1.

“Offeree Value” shall have the meaning set forth in Section 15.1(b).

“Offeror” shall have the meaning set forth in Section 15.1.

“Offeror Value” shall have the meaning set forth in Section 15.1(b).

“Operating Expenses” means, for any period, the sum of the total gross cash expenditures of the Company attributable to operations during such period, including without limitation (a) all cash operating expenses (including, without limitation, all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any agreement or contract (including the Management Agreements) or otherwise, as permitted hereunder), (b) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions), (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company’s reserve accounts, and (f) all costs and expenditures related to any acquisition of the Property; provided, however, that Operating Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Operating Revenues or (B) such payment or expenditure is paid out of any reserve account of the Company, (ii) any expenditure properly attributable to any Capital Transaction, including the dissolution and liquidation of the Company, or (iii) non-cash expenses such as depreciation or amortization.

“Operating Plan” means the initial and each subsequent annual strategic and comprehensive operating plan prepared by or on behalf of the Managing Member covering the Company’s anticipated operations and including (to the extent applicable) any capital expenditures for the benefit of the Property, as Approved by BH and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Operating Revenues” means, for any period, the sum of the total gross cash revenues received by the Company during such period from operations, including all receipts of the Company from (a) proceeds from Capital Contributions , (b) rent (including additional rent and percentage rent) paid to the Company (including for parking facilities), (c) concessions, (d) expense reimbursements, (e) proceeds from rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, and (h) all other operating revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from any entity in which the Company owns an interest (and attributable to operations) and interest accrued on any funds held by the Company; provided, however, that Operating Revenues shall not include any revenues or receipts realized by the Company incident to or from a Capital Transaction, including the dissolution and liquidation of the Company.

“Oversight Agreement” means that certain Amended and Restated Property Management and Leasing Agreement dated August 13, 2008 between Oversight Manager, Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation and Behringer Harvard Opportunity OP II LP, a Texas limited partnership to the extent applicable to the Property as a result of the Property Amendment to be entered into on or before Closing by the Company, Behringer Harvard Opportunity REIT II, Inc., Behringer Harvard Opportunity OP II LP and Oversight Manager in the Form attached hereto Appendix A-2.

“Oversight Manager” means Behringer Harvard Opportunity II Management Services, LLC, a Texas limited liability company.

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 6.2 with respect to such year or period, but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 6.1 with respect to such year or period.

“Permitted Exceptions” has the meaning set forth in Section 16.1(a).

“Permitted Transferee” has the meaning set forth in Section 9.2(c).

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Priority Capital Contribution” has the meaning set forth in Section 4.2(b).

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(ii)           any gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(iii)          any items specially allocated pursuant to Section 6.2 shall not be considered in determining Profit; and

(iv)          any increase to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Profit.

“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.

“Promote-Loss For Cause Event” shall mean a For Cause Event described in Section 7.2(e)(iii) pursuant to which MP is removed as Managing Member and which results from the failure of the Managing Member to obtain the consent or Approval of BH with respect to a Major Decision described in Sections 7.1(a)(i)-(iv), 7.1(a)(ix), 7.1(a)(xi)-(xiii), 7.1(a)(xvii)-(xviii), 7.1(a)(xxi)-(xxii), 7.1(a)(xxiii)-(xxvii), 7.1(a)(xxix), 7.1(a)(xxxi)-(xxxiv), 7.1(a)(xxxv)-(xxxvii), 7.1(a)(xxxix)-(xli), 7.1(a)(xliii-xliv), and 7.1(a)(xlvii).

“Promote Percentages” means the collective reference to the First Tier Promote Percentage, the Second Tier Promote Percentage and the Third Tier Promote Percentage.

“Property” shall have the meaning set forth in the Purchase Agreement.

“Property Management Contract” means that certain Property Management Contract entered into on or before the Closing Date between the Company and Property Manager in the form Approved by BH.

“Property Manager” means Grand Peaks Property Management, LLC, or a replacement Property Manager Approved by BH or appointed by BH in accordance with the terms of this Agreement.

“Purchase Agreement” means that certain Real Estate Purchase and Sale Agreement, effective June 6, 2011 as amended, between Seller, as seller, and Purchaser, to which the

Company shall take an assignment of Purchaser’s interest to purchase the Property as provided herein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Purchaser” means Grand Peaks Properties, Inc., a Colorado corporation, and its assigns.

“Pursuit Costs” has the meaning set forth in Section 4.1(b)(i).

“Reasonable Period” means, with respect to any defaulting Member, a period of thirty (30) days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty-day period, the period shall continue, if such defaulting Member commences to cure the breach within such thirty-day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional sixty (60) days following the expiration of such thirty-day period, or (ii) the period of time allowed for such performance under any applicable Loan Documents.

“Recipient Party” has the meaning set forth in Section 9.5(a).

“ROFO Election” has the meaning set forth in Section 16.1(b).

“ROFO Escrow Agent” has the meaning set forth in Section 16.1(c).

“ROFO Escrow Deposit” has the meaning set forth in Section 16.1(c).

“ROFO Notice” has the meaning set forth in Section 16.1(a).

“ROFO Response Period” has the meaning set forth in Section 16.1(b).

“Second Tier Promote Percentage” means thirty-five percent (35%), subject to adjustment as provided in Section 4.2(d).

“Seller” means Advenir@Margate, LLC, a Florida limited liability company.

“Single Purpose Entity” has the meaning set forth in Section 2.5(c)(ii).

“Shortfall” has the meaning set forth in Section 4.2(a).

“SPE Covenants” has the meaning set forth in Section 2.5(c).

“Substitute Contribution” has the meaning set forth in Section 4.2(b).

“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this clause (a)), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each non-recourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.4, over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Target Interest” has the meaning set forth in Section 9.5(a).

“Third Tier Promote Percentage” means fifty percent (50%), subject to adjustment as provided in Section 4.2(d).

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Management Agreements, and any Loan Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Transfer” has the meaning set forth in Section 9.1.

“Transfer Election” has the meaning set forth in Section 9.5(a).

“Transfer Escrow Agent” has the meaning set forth in Section 9.5(b).

“Transfer Escrow Deposit” has the meaning set forth in Section 9.5(b).

“Transfer ROFO Notice” has the meaning set forth in Section 9.5(a).

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“Triggering Party” has the meaning set forth in Section 9.5(a).

“U.S. Person” means a United States citizen, a permanent resident of the United States, an entity organized under the Laws of the United States or any of its territories or having its principal place of business within the United States or any of its territories, or any other Person that is a “United States person” as described in, or for the purposes of, Executive Order 13224 of September 23, 2001 or any amendment, replacement or other modification thereto.

“Unreturned Capital Contributions” means, as to each Member and any time, the excess, if any, of (i) such Member’s aggregate Capital Contributions made or deemed made prior to such time, over (ii) all distributions made to such Member pursuant to Section 6.4(b).

“Venture Coordinator” shall have the meaning set forth in Section 7.6.

“Winding Up Profit and Loss” means items of Net Profit or Net Loss in the Winding Up Year.

“Winding Up Year” means the taxable year of the Company in which all of its assets are disposed of, or the Company liquidates.

“Withdrawing Member” shall have the meaning set forth in Section 4.1(e).

1.2           Other References. As used in this Agreement, unless otherwise specified, all references to Sections, Articles or Appendices are to Sections, Articles or Appendices of this Agreement.

ARTICLE II
ORGANIZATION

2.1           Formation. The Members hereby agree to form the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the Laws of any other jurisdiction in which the Company may conduct business or own property.

2.2           Name and Principal Place of Business.

(a)           The name of the Company is set forth on the cover page to this Agreement. Subject to the Approval of BH and the terms of the Loan Documents, the Managing Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managing Member may from time to time determine. All business of the Company shall be conducted under the name of the Company name or approved trade or fictitious name, and title to all Company Property shall be held in the name of the Company.

(b)           The principal place of business and office of the Company shall be located at 4582 South Ulster Street Parkway, Suite 1200, Denver, Colorado 80237.

2.3           Term. The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until terminated pursuant to the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

2.4           Registered Agent and Registered Office. The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808. Subject to the Approval of BH, such agent and such office may be changed from time to time by the Managing Member with written notice to all Members.

2.5           Purpose.

(a)           The purpose of the Company shall be to:

(i)            perform its obligations and exercise its rights and remedies under the Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Transaction Documents;

(ii)           directly or indirectly acquire, own, manage, service, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Company Property; and

(iii)          conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b)           The Company shall not engage in other businesses and activities except with the prior approval of all Members.

(c)           Notwithstanding the foregoing, until such time as the Assumed Loans are paid in full, the following Special Purpose Entity Covenants (“SPE Covenants”) shall be controlling over any conflicting provisions in this Agreement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents and all references to Lender in this Section 2.5(c) shall have the definition given in the Loan Documents.

(i)            Until the Assumed Loans are paid in full, the Company shall remain a Single Purpose Entity.

(ii)           For purposes of these SPE Covenants, a “Single Purpose Entity” means that the Company at all times since its formation and thereafter:

1.             shall not engage in any business or activity, other than the ownership, operation and maintenance of the Mortgaged Property and activities incidental thereto;

2.             shall not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Mortgaged Property and such Personalty as may be necessary for the operation of the Mortgaged Property and shall conduct and operate its business as presently conducted and operated;

3.             shall preserve its existence and remain in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and shall observe organizational formalities;

4.             shall not merge or consolidate with any other Person or entity;

5.             shall not take any action to (i) dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; (ii) except as permitted in the Loan Documents, change its legal structure; (iii) except as permitted in the Loan Documents transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, without prior written consent of the Lender, (iv) except as permitted in the Loan Documents, issue additional partnership, membership or other equity interests, as applicable; or (v) seek to accomplish any of the foregoing;

6.             shall not, without the unanimous written consent of all of the Company’s Members: (A) file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company be adjudicated bankrupt or insolvent, (B) institute proceedings under any applicable insolvency law, (C) seek any relief under any law relating to relief from debts or the protection of debtors, (D) consent to the filing or institution of bankruptcy or insolvency proceedings against the Company, (E) file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, (F) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property, (G) make any assignment for the benefit of creditors of the Company, (H) admit in writing the Company’s inability to pay its debts generally as they become due, or (I) take action in furtherance of any of the foregoing;

7.             shall not amend or restate its organizational documents if such change would modify the requirements set forth in these SPE Covenants;

8.             shall not own any subsidiary or make any investment in, any other Person or entity;

9.             shall not commingle its assets with the assets of any other Person or entity and shall hold all of its assets in its own name;

10.           except as otherwise approved by Lender in connection with the repair of the Mortgaged Property, shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than, (A) the Assumed Loans (and any further indebtedness as described in Section 43 of the Multifamily Mortgage/Deed of Trust securing the Assumed Loans with regard to Supplemental Mortgages) and (B) customary unsecured trade payables incurred in the ordinary course of owning and operating the Mortgaged Property, provided the same is not evidenced by a note, do not exceed, in the aggregate amount, at any time a maximum amount of two percent (2%) of the original principal amount of the Assumed Loans and are paid within sixty (60 days of the date incurred;

11.           shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person or entity and shall not list its assets as assets on the financial statement of any other Person or entity; provided, however, that the Company’s assets may be included in a consolidated financial statement of a related entity or Affiliate provided that such assets shall also be listed on the Company’s own separate balance sheet;

12.           except for capital contributions or capital distributions permitted under the terms and conditions hereunder, shall only enter into any contract or agreement with any general partner, Member, shareholder, principal or Affiliate of the Company or any guarantor, or any general partner, Member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties;

13.           shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person or entity;

14.           shall not assume or guaranty (excluding any guaranty that has been executed and delivered in connection with the Assumed Loans) the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person;

15.           shall not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the Loan Documents and shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

16.           shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file its own tax returns under applicable law, and pay any taxes required to be paid under applicable law;

17.           shall hold itself out to the public as a legal entity separate and distinct from any other Person or entity and conduct its business solely in its own name, shall correct any known misunderstanding regarding its separate identity and shall not identify itself or any of its Affiliates as a division or part of the other;

18.           shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent and pay its debts and liabilities from its assets as the same shall become due, provided, however, that the foregoing covenant shall not constitute a requirement for the Members to make additional contributions of capital;

19.           shall allocate fairly and reasonably shared expenses (including, without limitation, shared office space) and use separate stationary, invoices and checks;

20.           shall pay (or cause its Property Manager or employee to pay on behalf of the Company from the Company’s funds) its own liabilities (including, without limitation, salaries of its own employees) from its own funds;

21.           shall not acquire obligations or securities of its partners, Members or shareholders, as applicable;

22.           except as contemplated or permitted by the property management agreement with respect to the Property Manager or Oversight Manager, shall not permit any Affiliate or constituent party independent access to its bank accounts; and

23.           shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.

ARTICLE III
MEMBERS

3.1           Admission of Members. Effective as of the date of this Agreement, BH and MP are admitted as Members of the Company and MP shall be the sole Managing Member of the Company. No other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the Approval of all of the Members, except as expressly permitted by this Agreement.

3.2           Limitation on Liability. Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided herein as to certain recourse obligations of the Members and as may be otherwise provided in the Delaware Act, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement. Further, except as otherwise expressly provided herein to the contrary, no general or limited partner of any Member, shareholder, member, partner or other holder of an equity interest in any Member or Managing Member, or any officer, director or employee of any of the foregoing or any of their Affiliates is obligated personally for any debt, obligation or other liability of the Company solely by reason of their being a general or limited partner of any Member, shareholder, member, partner or other holder of an equity interest in any Member and/or Managing Member, or officer, director or employee of any of the foregoing or any of their Affiliates. Further, failure of the Company to observe any corporate or company governance or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act will not be grounds for any Member, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

ARTICLE IV
CAPITAL

4.1           Initial Capital Contributions.

(a)           Deposits Under the Purchase Agreement. It is acknowledged that, on or prior to the date hereof, one or more of the Members (or their Affiliates) has paid all or a portion of the deposits required under the Purchase Agreement (the “Deposit”) and certain fees with respect to the assumption of the Assumed Loans (the “Loan Fees”) On the date BH elects in a written notice from BH to MP, MP or an Affiliate will cause the Purchase Agreement to be assigned by Purchaser to and assumed by the Company in consideration of a credit by the Company to the Capital Account of the applicable Member equal to the portion of the Deposit and Loan Fees paid by such Member.

(b)           Pursuit Costs. (i) Prior to the date hereof, the MP Member Group and BH and their respective Affiliates, have incurred, and may hereafter incur prior to the Closing Date third party out-of-pocket costs and expenses in connection with the negotiation and closing of the Purchase Agreement and their respective due diligence analyses and other evaluations of the Property (including, without limitation, costs of environmental and engineering and other feasibility reports and studies, costs related to analyzing the Property (including, without limitation, travel costs) and costs (including, without limitation, attorneys’ fees) incurred by the Members in reviewing and analyzing work conducted by Grand Peaks Properties, Inc. or its agents), fees and expenses related to the assumption of the Assumed Loans, and costs to complete an audit of the financial statements in respect of the Property in compliance with certain Laws and regulations applicable to BH and/or its Affiliates (collectively, the “Pursuit Costs”).

(ii)           Provided that the Company acquires the Property pursuant to the Purchase Agreement, the Company shall pay or reimburse each Member for the portion of any Deposit and Loan Fees it made after the date the Purchase Agreement is assigned to the Company and all Pursuit Costs actually incurred by such Member in good faith pursuant to the terms hereof to the extent set forth in a budget approved by all Members, or shall credit such amounts against such Member’s Initial Capital Contribution as provided in Section 4.1(d) below, so that each Member’s share of such costs shall be in proportion to their respective Contribution Percentages. If BH elects not to cause the Company to acquire the Property or the Company fails to acquire the Property for any reason, then, each Member (or its Affiliate) shall be responsible for and pay all Pursuit Costs incurred by such Member as provided in the Agreement Regarding Acquisition and Deposits dated July 26, 2011 between Grand Peaks Properties, Inc. and Behringer Harvard Opportunity OP II LP.

(iii)          Fees of legal counsel for the Members incurred in connection with or related to the negotiation of this Agreement shall be borne by each Member and shall not be reimbursed by the Company.

(iv)          Notwithstanding anything to the contrary in this Agreement, the Company shall pay a brokerage fee or commission payable to NorthMarq and to Lender as provided below in this Section 4.1(b)(ii) in connection with the acquisition of the Property and the Loan. MP and the MP Persons represent and warrant that the amount of the fee or commission payable to NorthMarq in connection with the equity being contributed to the Company by BH will be $37,500 (with an additional $12,500 fee being paid to NorthMarq by Grand Peaks Properties, Inc.) and the maximum amount of loan or commitment fees payable to the lenders under the Loan will not exceed the amounts specified in the respective approval letters relating to the assumption of the Assumed Loans and that no portion of any such fees are or will be payable or paid to MP, any Affiliate of MP, or any MP Person.

(c)           Failure to Close Purchase. Whether the Company shall proceed with the transactions contemplated by the Purchase Agreement, including (without limitation) whether it shall close the purchase of the Property, shall be determined by BH in its sole discretion, and neither the MP Member Group nor any Affiliate of the MP Member Group shall have any claim against the Company or BH or any of its Affiliates by reason of such determination; provided that if BH unilaterally determines not to close the acquisition of the Property, it shall use reasonable efforts to keep the MP Member Group updated as to its decision making process, and it shall provide notice of such final decision to the MP Member Group as soon as possible.

(d)           Closing Contributions. In the event that BH decides to cause the Company to close the purchase of the Property pursuant to the Purchase Agreement, then on or before the Closing Date, the Members shall contribute in cash (or be credited to the extent as provided in Sections 4.1(a) and 4.1(b)(ii) with making cash contributions) to the capital of the Company their pro rata share (based upon their relative Contribution Percentages) of the sum of (x) the amount reasonably necessary to close the acquisition of the Property, closing costs, Pursuit Costs, other amounts payable or reimbursable by the Company under Section 4.1(b) and (y) a reasonable amount of initial working capital and reserves (which shall include anticipated capital expenditures to be made in the period following acquisition of the Property as set forth in the Initial Approved Budget and Operating Plan as well as any and all anticipated third party loan commitment fees and closing costs which may be incurred in connection with any permanent financing to be obtained by the Company) for the Company, as Approved by the Members. MP will deliver to the Members for Approval a statement of sources and uses for the closing and a detailed estimate of the Initial Capital Contributions. Amounts payable to the Company by a Member on the Closing Date may be set off from amounts the Company owes to a Member and each Member shall receive credits for payments made prior to the Closing Date for amounts paid to a third party as set forth in such Approved closing statement.

(e)           Withdrawing Members. Subject to the provisions of Section 4.1(d) and this Section 4.1(e), if any Member (a “Withdrawing Member”) fails to timely make all or any portion of its Initial Capital Contributions pursuant to this Section 4.1 (a “Failed Contribution”), then one or more of the other Members that is not an Affiliate of the Withdrawing Member (the “Non-Withdrawing Member”) may either pursue all of its rights and remedies at law and in equity, or elect to make such Failed Contribution, in which case, as such Non-Withdrawing Member’s sole and exclusive remedy with respect thereto (i) the Withdrawing Member shall be automatically terminated as a Member for all purposes hereunder and (ii) the Interest of the Withdrawing Member (and its share of the Deposit and Loan Fees) shall be deemed forfeited in its entirety and such Withdrawing Member shall cease to have any Interest in the Company or any rights under this Agreement with respect thereto. Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Initial Capital Contributions provided for in this Section 4.1, and (ii) the remedy provisions set forth above in this Section 4.1(e). Each Member acknowledges and agrees that in the event any Member fails to make its Initial Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

4.2           Additional Capital Contributions.

(a)           If at any time or from time to time after all of the Initial Capital Contributions have been contributed, the Managing Member determines that additional funds (a “Shortfall”) are reasonably required (i) for development and tenant improvement costs and other capital expenditures contemplated by the Approved Budget and Operating Plan, (ii) to meet the ongoing obligations, liabilities, Operating Expenses or reasonable business needs of the Company in accordance with the then applicable Approved Budget or Operating Plan, or to pay Necessary Expenses or other costs which are not provided for in the Approved Budget and Operating Plan, but which are Approved by BH to the extent not covered by the Initial Capital Contributions, or (iii) for any other purpose Approved by BH, the Managing Member may (but shall not be obligated to), request that each of the Members contribute its pro rata share (based upon the Contribution Percentages of the Members at the time of such request) of such Shortfall (any such contribution, an “Additional Capital Contribution”). If so requested by the Managing Member or a Member pursuant to the foregoing provisions, such contributions shall be due within five (5) Business Days thereafter (or by the 1st calendar day of the next month, whichever is later).

(b)           Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and the sole consequences of such failure shall be as set forth in this Section 4.2. If BH or MP (the “Non-Contributing Party”) fails to timely make all or any portion of any Additional Capital Contribution as requested pursuant to Section 4.2(a) above and the other party (the “Contributing Party”) makes all of its share of any Additional Capital Contribution as requested pursuant to Section 4.2(a) above, then the Contributing Party may make the full amount of such Additional Capital Contribution on behalf of the Non-Contributing Party (any such Capital Contribution by a Contributing Party, a “Substitute Contribution”). In such an event, the Contributing Party may elect by written notice given within five (5) Business Days of making the Substitute Contribution either (i) to treat the entire amount contributed by the Contributing Party (including both the Contributing Party’s and the Non-Contributing Party’s pro rata portion thereof) as a Priority Capital Contribution (a “Priority Capital Contribution”) by such Contributing Party in accordance with Section 4.2(c) below, or (ii) to treat the Substitute Contribution as a regular Capital Contribution in accordance with Section 4.2(d) below.

(c)           To the extent any Contributing Party elects to treat its own Additional Capital Contribution and such Substitute Contribution as a Priority Capital Contribution, such Priority Capital Contribution shall be returned on a priority basis together with an eighteen percent (18%) per annum cumulative annual preferred return thereon as provided in Section 6.3(a) and/or Section 6.4(a), as applicable.

(d)           If a Contributing Party elects to treat a Substitute Contribution as a regular Capital Contribution, then the Contribution Percentage of the Contributing Party shall be adjusted to equal the percentage equivalent of the quotient determined by dividing:

(i)            the positive difference, if any, between:

(A)          the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substitute Contributions) then or theretofore made by such Member to the Company, plus (II) two hundred percent (200%) of the Substitute Contributions then or theretofore made by such Member to the Company (the excess of 200% of such Member’s Substitute Contributions over the actual amount of such Member’s Substituted Contributions is referred to herein as the “Excess Amounts”); minus

(B)           the Substitute Contributions then or theretofore made by the other Member to the Company; by

(ii)           one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substitute Contributions) then or theretofore made by all of the Members to the Company.

and the Contribution Percentage of the Non-Contributing Party shall be reduced by the percentage necessary to insure that the Contribution Percentages add up to 100%. At the same time, the Promote Percentages of each Member shall be adjusted (increased or decreased in the same proportions as the Contribution Percentages were adjusted pursuant to the foregoing provisions (e.g., if a Member’s Contribution Percentage is reduced by half or 50%, then the Promote Percentages of such Member will also be reduced by half or 50%). In addition, an amount of Unreturned Capital Contributions equal to such Excess Amount shall be treated as having been transferred from the Non-Contributing Party to the Contributing Party but such transfer shall be solely for the purpose of computing preferred return pursuant to Sections 6.3(b) and 6.4(b) and Unreturned Capital Contributions pursuant to Section 6.4(c) with the result that each Member will have Unreturned Capital Contributions in proportion to its adjusted Contribution Percentage after giving effect to such transfer. The Capital Accounts shall be adjusted accordingly.

Any Non-Contributing Party shall have until seventy-five (75) days after the date on which its missed Additional Capital Contribution (the “Missed Contribution”) was due in order to cure its failure to make such Missed Contribution by depositing into an account designated by the Contributing Party an amount equal to the amount of the Missed Contribution together with interest thereon at a eighteen percent (18%) per annum rate from the due date established by the Managing Member until such amount has been so deposited in full into such account, at which point such amount shall promptly be distributed to the Contributing Party if and to the extent the Contributing Party made a Substitute Contribution on account of the Missed Contribution. If the Non-Contributing Party makes such deposits as aforesaid, any adjustment to Contribution Percentages, dilution to Promote Percentages (and the distributions affected thereby) and transfers of Unreturned Capital Contributions caused by its failure to make the applicable Additional Capital Contribution shall be unwound, and the payment, dilution and transfers described above shall not be reflected in the Members’ Capital Accounts.

(e)           Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in this Section 4.2, and (ii) the remedy provisions set forth above in this Section 4.2. Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

(f)            All Capital Contributions shall be made by wire transfer of funds to accounts designated by the Managing Member from time to time.

(g)           Notwithstanding anything to the contrary in this Agreement, if MP’s Contribution Percentage is reduced below five percent (5%) as a result of the application of the provisions of this Section 4.2 after expiration of the cure period above, then MP shall have no right to vote on or Approve any Major Decision, the Budget, or any other matter which may or could result in a Deadlock Event.

4.3           Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           the Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.2; and

(iii)          any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(b)           Each Member’s Capital Account will be debited with:

(i)            any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           the Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.2; and

(iii)          any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(c)           The provisions of this Section 4.3 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.4           No Further Capital Contributions. Except as expressly provided in this Agreement or with the prior written consent of all of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

4.5           Assumed Loan.

(a)           It is acknowledged that both BH and the Managing Member on behalf of the Company shall use good faith efforts to assume the loans secured by the Property in the approximate aggregate amount of $15,550,000 defined and described as the “Existing Loans” in the Purchase Agreement (herein called the “Assumed Loans”) on terms which are acceptable to both BH and the Managing Member, the assumption of such Assumed Loans on the Closing Date constituting partial consideration for the acquisition of the Property under the Purchase Agreement.

(b)           If either BH or the Managing Member does not Approve a financing proposal for the Assumed Loans presented by the other party (the “Presenting Member”), the party who fails to Approve such proposal (the “Rejecting Member”) must identify to the Presenting Member the basis for such disapproval in writing, and provided that the Seller under the Purchase Agreement agrees to extend the Closing Date, and the Rejecting Member will thereafter have a period of sixty (60) calendar days in which to obtain an alternative financing commitment including terms not materially worse (taken as a whole) than the financing terms originally proposed by the Presenting Member and including improved or different terms with respect to the item(s) the Rejecting Member originally identified as the reason for its disapproval. If the Rejecting Member has not delivered to the Presenting Member a financing commitment on such revised terms by the end of such sixty-day period, the Presenting Member shall be empowered to alone cause the Company to Approve the original financing proposal by such Member (notwithstanding the provisions of Section 7.1(a)(ii)). Each Member agrees to act in a commercially reasonable manner in proposing, voting to Approve or dis-Approve or otherwise acting in connection with a financing proposal under Section 7.1(a)(ii) or under this Section 4.5. In addition, in the event that Lender has not approved the assumption of the Assumed Loans by the time of the expiration of any applicable deadlines in the Purchase Agreement, on or before such deadlines, BH and the Managing Member shall consult to determine a course of action under the Purchase Agreement in connection therewith.

(c)           The MP Persons will be the Key Principal (as such term is defined in the Loan Documents) and shall be responsible for the non-recourse carve-outs under the Loan Documents. Except in the case of an acquisition of MP’s interest by BH as provided in this Agreement, neither BH nor any of its affiliates shall be designated as the Key Principal liable under any non-recourse carve-outs under the Loan Documents, provided that the Loan Documents may provide for the substitution of BH or an Affiliate of BH acceptable to BH and the lender as Key Principal.

ARTICLE V
INTERESTS IN THE COMPANY

5.1           Contribution and Promote Percentage Adjustments. The Promote Percentages and Contribution Percentages of the Members may be adjusted only as set forth in this Agreement.

5.2           Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement. No Member shall have any obligation to restore any negative or deficit balance in its Capital Account at any time including upon liquidation and dissolution of the Company.

5.3           Ownership. All Company Property shall be owned by the Company, subject to the terms and provisions of this Agreement.

5.4           Waiver of Partition; Nature of Interests in the Company. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to:

(a)           cause the Company or any of its assets to be partitioned;

(b)           cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)           compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d)           file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.4, and without such waivers no Member would have entered into this Agreement. No Member shall have any interest in any specific Company Property. The Interests of all Members in this Company are personal property.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

6.1           Allocations. After application of Section 6.2, Profits and Losses for each fiscal year or the applicable portion thereof shall be allocated among the Members as of each Adjustment Date so as to reduce, proportionally, in the case of Profits, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts as of each Adjustment Date and in the case of Losses, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts as of each Adjustment Date. To the extent, that in the fiscal year in which all or substantially all of the Company’s assets are disposed of, or in the fiscal year in which the Company is liquidated, the allocation of Profit or Loss set forth in the preceding sentence does not cause each Member’s Partially Adjusted Capital Account to equal such Member’s Target Account, items of income or gain will be reallocated to any Member with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Member with a Partially Adjusted Capital Account that is greater than its Target Account, in such manner as to reduce, to the greatest extent possible, the difference between each Member’s respective Target Account and its Partially Adjusted Capital Account.

6.2           Allocations and Compliance with Section 704(b). The following special allocations shall, except as otherwise provided, be made in the following order:

(a)           Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items of Profit to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b)           Non-recourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Contribution Percentages.

(c)           Any Member Non-recourse Deductions for any taxable year or other period shall be allocated to the Member that made or guarantied or is otherwise liable with respect to the loan to which such Member Non-recourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d)           Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e)           No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Contribution Percentages.

(f)            For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess non-recourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Contribution Percentages.

6.3           Distributions from Operations. Except as provided in Sections 6.5 and 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Cash Flow to the Members in the following manner and order of priority:

(a)           First, an amount of such Net Cash Flow will be distributed (in the order and priority set forth below in this Section 6.3(a)) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.3(a) and Section 6.4(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 360 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.3(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative preferred return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative preferred return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.);

(b)           Second, remaining Net Cash Flow, if any, shall be distributed pari passu to each Member until each Member has received an amount equal to its Unreturned Capital Contributions, with such distributions being made pro rata to each Member in accordance with their respective Contribution Percentages;

(c)           Third, remaining Net Cash Flow, if any, shall be distributed pari passu to the Members in accordance with their respective Contribution Percentages until the Members have received aggregate distributions sufficient to generate a 14% IRR in respect to such Members’ respective Capital Contributions;

(d)           Fourth, remaining Net Cash Flow, if any, shall be distributed to the Members, with the percentage of such remaining Net Cash Flow being distributed to MP being equal to the First Tier Promote Percentage and the remaining percentage of such remaining Net Cash Flow to the Members (pro rata in accordance with their respective Contribution Percentages) until aggregate distributions have been made to the Members in an amount necessary to provide an 18% IRR to all Members (i.e., to the extent that there is any remaining Net Cash Flow to be distributed pursuant to this Section 6.3(d), 15% of the remaining Net Cash Flow will be distributed to MP and 85% of the remaining Net Cash Flow will be distributed to the Members pari passu, with the distributions to the Members being on a pro rata basis in accordance with their respective Contribution Percentages, until an 18% IRR has been achieved by the Members);

(e)           Fifth, remaining Net Cash Flow, if any, shall be distributed to the Members, with the percentage of such remaining Net Cash Flow being distributed to MP being equal to the Second Tier Promote Percentage and the remaining percentage of such remaining Net Cash Flow to the Members (pro rata in accordance with their respective Contribution Percentages) until aggregate distributions have been made to the Members in an amount necessary to provide a 22% IRR to all Members (i.e., to the extent that there is any remaining Net Cash Flow to be distributed pursuant to this Section 6.3(e), 35% of the remaining Net Cash Flow will be distributed to MP and 65% of the remaining Net Cash Flow will be distributed to the Members pari passu, with the distributions to the Members being on a pro rata basis in accordance with their respective Contribution Percentages, until a 22% IRR has been achieved by the Members); and

(f)            Sixth, thereafter, remaining Net Cash Flow, if any, shall be distributed to the Members, with the percentage of such remaining Net Cash Flow being distributed to MP being equal to the Third Tier Promote Percentage and the remaining percentage of such remaining Net Cash Flow to the Members (pro rata in accordance with their respective Contribution Percentages) (i.e., to the extent that there is any remaining Net Cash Flow, 50% of the remaining Net Cash Flow will be distributed to MP and 50% of the remaining Net Cash Flow will be distributed to the Members pari passu, with the distributions to the Members being on a pro rata basis in accordance with their respective Contribution Percentages).

6.4           Distributions from Capital Transactions. Except as provided in Sections 6.5 and 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Capital Proceeds (after establishment of appropriate and reasonable reserves, as determined by the Managing Member or to the extent set forth in an Approved Budget) to the Members in the following manner and order of priority:

(a)           first, an amount of such Net Capital Proceeds will be distributed (in the order and priority set forth below in this Section 6.4(a)) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.4(a) and Section 6.3(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 360 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.4(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative preferred return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative preferred return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.);

(b)           second, remaining Net Capital Proceeds, if any, shall be distributed pari passu to each Member until each Member has received an amount equal to its Unreturned

Capital Contributions, with such distributions being made pro rata to each Member in accordance with their respective Contribution Percentages;

(c)           third, remaining Net Capital Proceeds, if any, shall be distributed pari passu to the Members in accordance with their respective Capital Contributions until the Members have received aggregate distributions sufficient to generate a 14% IRR in respect to such Members’ respective Capital Contributions;

(d)           fourth, remaining Net Capital Proceeds, if any, shall be distributed to the Members with the percentage of such remaining Net Capital Proceeds being distributed to MP being equal to the First Tier Promote Percentage and the remaining percentage of such remaining Net Capital Proceeds to the Members (pro rata in accordance with their respective Contribution Percentages) until aggregate distributions have been made to the Members in an amount necessary to provide an 18% IRR to all Members (i.e., to the extent that there are any remaining Net Capital Proceeds to be distributed under this Section 6.4(d), 15% of the remaining Net Capital Proceeds will be distributed to MP and 85% of the remaining Net Capital Proceeds will be distributed to the Members pari passu, with the distributions to the Members being on a pro rata basis in accordance with their respective Contribution Percentages, until an 18% IRR has been achieved by the Members);

(e)           fifth, remaining Net Capital Proceeds, if any, shall be distributed to the Members with the percentage of such remaining Net Capital Proceeds being distributed to MP being equal to the Second Tier Promote Percentage and the remaining percentage of such remaining Net Capital Proceeds to the Members (pro rata in accordance with their respective Contribution Percentages) until aggregate distributions have been made to the Members in an amount necessary to provide an 22% IRR to all Members (i.e., to the extent that there are any remaining Net Capital Proceeds to be distributed under this Section 6.4 (e), 35% of the remaining Net Capital Proceeds will be distributed to MP and 65% of the remaining Net Capital Proceeds will be distributed to the Members pari passu, with the distributions to the Members being on a pro rata basis in accordance with their respective Contribution Percentages, until a 22% IRR has been achieved by the Members); and

(f)            sixth, thereafter, remaining Net Capital Proceeds, if any, shall be distributed to the Members, with the percentage of such remaining Net Capital Proceeds being distributed to MP being equal to the Third Tier Promote Percentage and the remaining percentage of such remaining Net Capital Proceeds to the Members (pro rata in accordance with their respective Contribution Percentages) (i.e., to the extent that there is any remaining Net Capital Proceeds, 50% of the remaining Net Capital Proceeds will be distributed to MP and 50% of the remaining Net Capital Proceeds will be distributed to the Members pari passu, with the distributions to the Members being on a pro rata basis in accordance with their respective Contribution Percentages).

6.5           Special Distributions. From and after the time MP shall have been terminated as the Managing Member due to a Promote-Loss For Cause Event or an Event of Default, Net Cash Flow otherwise distributable under Section 6.3 and Net Capital Proceeds otherwise distributable under Section 6.4(d) shall not be distributed as provided in such Sections but rather shall be distributed as provided pursuant to this Section 6.5, and, except as provided in Section 6.6, the

Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of such Net Cash Flow of Net Capital Proceeds (i) first, as provided in Section 6.3(a), and (ii) second, to the Members in proportion to their respective Contribution Percentages.

6.6           Distributions in Liquidation.

(a)           Upon the dissolution and winding-up of the Company, the proceeds of the sale of the Property and other assets of the Company distributable to the Members under Section 11.2(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members as provided in Section 6.4 above as if such distributions are additional Net Capital Proceeds.

(b)           With the Approval of each Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding provisions of this Section 6.6 may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.6 will be distributed to the Members from time to time by the trustee of the trust in the same proportions as the amount would otherwise have been distributed by the Company to the Members under this Agreement.

6.7           Tax Matters. The Members intend for the Company to be treated as a partnership for federal income tax purposes. BH shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations to the extent not provided for herein, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The MP Member Group shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by BH. The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company after same are Approved by BH and shall, after receiving BH’s Approval of such returns, be authorized to execute such returns (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of BH or reputable accountants or auditors retained by the Managing Member or at the request of BH on behalf of the Company).

6.8           Tax Matters Partner. BH shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.6, shall exercise all rights, obligations and duties of a tax matters partner under the Code; and the MP Member Group shall be kept informed of, and be given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material.

6.9           Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by BH in a manner that (i) reasonably reflects the purposes and intention of this Agreement, (ii) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, and (iii) with respect to reverse Section 704(c) allocations, treat MP and BH on a pari passu basis.

6.10         Withholding. All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be withheld and shall be treated as amounts actually distributed to the Members for all purposes under this Agreement. If the Managing Member determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall pay cash to the Company (which in no event shall constitute a Capital Contribution) within 5 days of a demand therefor in an amount sufficient to satisfy such withholding obligation. Any failure to timely make such payment shall result in a fully recourse loan bearing interest at 20% per annum (or the maximum amount permitted by applicable Law, if less) until paid.

ARTICLE VII
MANAGEMENT

7.1           Managing Member and Major Decisions. Except as otherwise expressly provided in this Agreement (including as otherwise provided in Section 4.5 with regard to Assumed Loans), the business and affairs of the Company shall be vested in and controlled by the Managing Member as provided below.

(a)           The Managing Member shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform. Subject to the remaining provisions of this Article VII, all decisions made with respect to the management and control of the Company and Approved by the Managing Member shall be binding on the Company and all Members. The Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Managing Member from time to time. The Managing Member shall be responsible for performing, or for causing to be performed, and shall have the authority to perform (subject to the requirement of receiving BH’s Approval, as applicable, if and when required by the terms hereof), the duties described in Section 7.2. Except as otherwise expressly provided in this Agreement or as otherwise previously Approved by BH, or provided for in any Approved Budget or Operating Plan, the Managing Member shall not cause the Company to undertake any of the following matters without the prior Approval of BH (a “Major Decision”):

(i)            the execution and delivery of any agreement or instrument with respect to the purchase of the Property and the taking of any action required or permitted to be taken under the Purchase Agreement (including without limitation, all action necessary to close the purchase of the Property under the Purchase Agreement or otherwise and any election thereunder as to whether or not to purchase the Property) or any waiver under, amendment of or assignment (in whole or in part) of any Transaction

Document (including, without limitation, the Purchase Agreement), the execution and delivery of any agreements with any governmental agency, any neighboring or adjacent property owner, any community organizations or any other third parties, or sending any correspondence to or having any other material communications with, any governmental agency which directly binds the Company or advocates a position on behalf of the Company with respect to the foregoing, any election under the Purchase Agreement or other Transaction Documents which the Company may exercise under same and exercise by the Company of rights and remedies thereunder;

(ii)           any financing, refinancing or securitization of any Company Property and the use of any proceeds thereof, including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guaranties or credit enhancements can be required from any Member or its Affiliates without such party’s consent;

(iii)          the Approval of any Budget and Operating Plan, and any amendments or modifications thereto (which shall only be permitted in accordance with this Agreement) and the approval of any supplemental budget, operating plan or other proposal relating to any development and/or renovation of any portion of the Company Property and any amendment or modifications thereto and the making or incurring of any expenditure which is not included or contemplated thereby;

(iv)          establishing sales parameters for the Property and any sale, assignment, transfer or other disposition of a Property or all or any material portion of the Company Property or any merger, consolidation or other business combination transaction involving the Company entirely for cash consideration;

(v)           any improvement, renovation, development, rehabilitation, alteration, repair, or completion of construction of any Company Property, or taking any action relating thereto which burdens or encumbers the Company Property, which is not otherwise subject to any Approved Budget and Operating Plan;

(vi)          any activity which generates revenues, or which is otherwise on terms that vary materially from the ranges and guidelines in the Approved Budget or Operating Plan; provided that, for purposes of this Section 7.1(a)(vi), such a material variance shall include (I) an amount that is not within the ranges established in the Approved Operating Plan or is in excess of the amount set forth in the Approved Budget for such revenues, expenditure or line item by more than five percent (5.0%) of the line item or (individually or when aggregated with all other variances) five percent (5.0%) of the total Budget, whichever is less (in addition to individual expenditures and obligations, such test shall be applied to aggregate expenditures and obligations made on a quarterly basis as well), and (II) terms that materially conflict with any other guidelines in the Operating Plan regarding such transactions or any other requirements of BH;

(vii)         any lease with regard to space in a Property which is not in accord with the Leasing Guidelines;

(viii)        the making of any recurring operating expenditure or incurring of any recurring operating obligation by or on behalf of the Company that varies materially from the Approved Budget or entering into (or amending or modifying) of any agreement which was not specifically included or contemplated in the Approved Budget or Approved Operating Plan, or otherwise Approved by BH; provided that, for purposes of this Section 7.1(a)(viii), such a material variance shall include (A) expenditures or obligations involving an amount that is in excess of the amount set forth on a quarterly basis or on an annual basis in the Approved Budget or Approved Operating Plan for such expenditure on a line item basis by more than five percent (5.0%) of the line item or (individually or when aggregated with all other variances) five percent (5.0%) of the total Budget, whichever is less, for such period, (B) expenditures or obligations involving the incurrence of an expenditure or obligation for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Approved Budget or the Approved Operating Plan for such particular transaction or series of transactions for such period by the lesser of five percent (5.0%) of such maximum expenditure amount for such particular transaction or series of transactions for such period or (individually or when aggregated with all other variances) five percent (5.0%) of the total Budget for such period, or (C) in the case of any material service, maintenance or similar agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on thirty (30) days or less written notice to the other party; provided, however, that expenditures made or obligations incurred or agreements entered into pursuant to, or which are specifically included in or contemplated under, the Approved Budget or the Approved Operating Plan shall not be Major Decisions to the extent they do not vary from amounts, provisions and requirements set forth in the Approved Budget and the Approved Operating Plan and provided, however, with respect to any expenditures in excess of $25,000 which are not included in an Approved Project Budget, the making of which do not constitute a Major Decision, prior to making such expenditure, Manager shall provide notice to BH of the amount of such expenditure and the underlying reason for making the same;

(ix)           except with regard to the Management Agreements to be executed on the Closing Date, entering into or consummating any transaction or arrangement by and between the Company and the Managing Member or any Affiliate of the Managing Member, or any other transaction involving an actual or potential conflict of interest;

(x)            the establishment of reasonable reserves, determination of the amount of available Net Cash Flow and Net Capital Proceeds, and making of distributions to Members (subject to the requirements of Sections 6.3, 6.4, 6.5 and 6.6);

(xi)           the institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company other than the institution of any eviction, suits for breach of tenant leases or proceedings involving amounts in dispute of less than $5,000, or proceedings contemplated or provided for in the Approved Operating Plan;

(xii)          the possession or pledge of any Company Property for other than Company purposes (which shall require the Approval of all Members) resulting in a loss to the Company in excess of $500;

(xiii)         (A) the filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;

(xiv)        except with regard to the Management Agreements to be executed on or before the Closing Date, entering into any asset or property management or leasing or development agreement, or other third party contract with respect to which funds are not explicitly provided for, or the existence of which is not contemplated, in the Approved Budget and/or Approved Operating Plan, as applicable, with regard to the Company or any Company Property;

(xv)         the engagement of any servicer, manager, contractor, or sales or placement agent or broker not expressly permitted hereunder for the management, leasing, servicing, disposition, financing or refinancing of any Company Property;

(xvi)        exercising any right, and the making of any material claim, demand or application, the conduct of any material proceedings, the approval, consent or determination of any material matter and/or the taking of any other material action by or on behalf of the Company under any material agreement or contract to which the Company is a party (including any Transaction Document);

(xvii)       the execution and delivery, amendment, restatement, replacement, supplement or other modification of any of the Transaction Documents and any approval, consent or other determination with respect to the foregoing;

(xviii)      determining the types and amounts of insurance coverage for the Company and the Company Property, and the deductibles and underwriters with regard thereto;

(xix)         the removal, dismissal, termination, replacement or employment of the on-site manager of a Property or any other individual acting in a similar capacity with respect to the Property;

(xx)          the approval, determination or any other action expressly reserved to BH under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the Approval of BH;

(xxi)         except as otherwise provided in this Agreement, extension of any loans to any Member or its Affiliates;

(xxii)        acquisition of or lease of any additional real property by the Company other than the Property;

(xxiii)       any act in contravention of this Agreement which would make it impossible to carry out the business of the Company;

(xxiv)       admission of any additional Member into the Company or otherwise issuing any equity interest in the Company or creating any subsidiaries of the Company;

(xxv)        causing the Company to make any distribution of Company Property in kind to any Member;

(xxvi)       changing the nature of the business conducted by the Company or its purposes as described in Section 2.5 hereof;

(xxvii)      any merger, consolidation or other business combination transaction involving the Company;

(xxviii)     with regard to any other Person in which the Company holds a direct or indirect equity interest, the making of any decision, taking any action or providing any consent or approval with regard to any matter which if made or taken by the Company would have been a Major Decision as set forth in this Agreement or which requires the consent of approval of the shareholders, board of directors, executive committee, managing members, general partners or similar management body or persons of any other Person in which the Company holds an equity interest pursuant to any agreement, contract, document or law;

(xxix)       taking any action, entering into any agreement, or approving any action or agreement by the Company (i) which would impair either Member’s ability to invoke the procedures set forth in Article XV or Article XVI or their respective rights thereunder, (ii) that will have the effect of subordinating the rights of the Members to exercise their respective rights under Section Article XV or Article XVI, or (iii) that will require any pre-payment of indebtedness owed by the Company as a result of the exercise of the Members’ rights pursuant to Section Article XV or Article XVI;

(xxx)        selection of a general contractor to renovate the Property or to restore the Property following a casualty or condemnation;

(xxxi)       making any tax elections that may affect the REIT status of Behringer Harvard Opportunity REIT II, Inc. or any of its affiliates or the acceleration or deferral of deductions or any other tax election that BH has specified in writing to the Managing Member, including any elections noted as part of review and Approval any tax return (collectively “BH Reserved Tax Elections”) required by any federal, state or local Laws for the Company;

(xxxii)              changing the BH Reserved Tax Elections or methods of reporting income or loss for federal or state income tax purposes provided for in this Agreement unless required under applicable Law;

(xxxiii)             Approval or replacement of the tax matters partner;

(xxxiv)             Approval of any federal, state or local tax return to be filed on behalf of the Company, which Approval may not be unreasonably withheld, delayed or conditioned;

(xxxv)              any release, compromise, assignment or transfer of any material claims of or any material rights or benefits of the Company;

(xxxvi)             in the event of fire, other casualty or partial condemnation of the Property where the cost of repair or restoration exceeds 10% of the value of the Property immediately prior to such casualty or condemnation, to determine whether to construct or reconstruct improvements unless such construction or reconstruction is required under the terms and provisions of any lease, mortgage or security deed affecting the damaged or condemned portion of the Property;

(xxxvii)            settlement of any insurance claims by the Company where the amount in controversy is greater than $25,000;

(xxxviii)           any decision regarding any environmental matter relating to the Property, including, without limitation, the adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials or relating to the introduction or allowance of any substance regulated of as a hazardous substance under applicable Law (other than (1) supplies for cleaning, maintenance and operations in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Property and are used, stored and disposed of in compliance with all applicable Requirements of Environmental Laws, and (2) gas, oil and other ordinary automotive fluids contained in an ordinary manner in motor vehicles visiting the Property in the ordinary course of business); provided, however, with respect to any environmental matter that, if not timely resolved, would result in a violation of any environmental indemnity or covenant provided by an indemnitor under the Loan Documents or the Company to any lender, tenant or insurance company, or would otherwise result in a violation of law, BH hereby agrees to reply promptly (in no less than ten (10) days) to requests regarding such environmental matters, provided that Managing Member indicates the urgency of such request when providing notice of the Major Decision;

(xxxix)              requiring Additional Capital Contributions in accordance with Section 4.2(a);

(xl)                   making any allocations or distributions other than as provided in Article VI of this Agreement;

(xli)                  establishing of or additions to a pre-approved list of signatories on bank accounts (the initial list of pre-approved signatories is attached hereto as Appendix C); provided, however, either Member shall have the unilateral right to remove any Person from such pre-approved list of signatories, and upon any such Person’s removal, such Person shall immediately cease to have rights as a signatory on bank accounts;

(xlii)                 selecting title insurance underwriters which the Company may use for any future loans on or sales of the Property;

(xliii)                any reciprocal easement agreement or similar agreement to be entered into on behalf of the Company;

(xliv)               selecting outside Company auditors or any appraiser or evaluation expert retained by the Company;

(xlv)                [intentionally omitted];

(xlvi)               approving the interim closing of the Company’s books on the permitted Transfer of a Member’s Interest; and

(xlvii)              winding up the affairs of the Company after a voluntary or involuntary dissolution.

(b)           The Managing Member shall have all of the same powers and duties as a general partner of a limited partnership under the Laws of the State of Delaware, including, without limitation (but subject to the other provisions of this Agreement), the full power and authority to cause the Company to:

(i)            acquire, hold, operate, manage, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company Property;

(ii)           in furtherance of the Company’s purposes and business, borrow money, whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;

(iii)          authorize other persons to execute and deliver such documents on behalf of the Company as the Managing Member may deem necessary or desirable for the Company’s business, including, without limitation, guaranties and indemnities;

(iv)          perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party;

(v)           enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company and the Company Properties; and

(vi)          do, or cause to be done, any act which is necessary or desirable to carry out any of the purposes of the Company.

(c)           Only the Managing Member shall have the right or power to make decisions on behalf of and exercise control over the Company business, affairs or operations; provided, however, that the Managing Member may elect to implement those decisions through any Member it selects in writing, pursuant to the terms hereof, and/or through one or more officers it elects in writing; and provided further that the Managing Member may not, without the Approval of BH, take any action which specifically requires the Approval of BH pursuant to the terms hereof. Except as otherwise provided in this Agreement, BH shall not have the right, absent prior authorization from the Managing Member, to bind the Company by reason of Section 18-402 of the Delaware Act.

(d)           Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have no authority to perform any act for, on behalf of or with respect to the Company in violation of any provision of any Management Agreement or other property management or material agreement or loan agreement (or Loan Document) to which the Company is a party, the Transaction Documents and any and all applicable Laws, rules or regulations.

(e)           Notwithstanding anything to the contrary contained in this Agreement, all Net Cash Flow and Net Capital Proceeds of the Company shall be deposited into an account in the name of the Company, as set forth in Section 7.2(c)(vi), prior to distribution of all or any portion thereof pursuant to Article VI. The designation of such account pursuant to this Section 7.1(e) shall have no effect on the distributions to be made pursuant to Article VI.

7.2           Duties of Managing Member.

(a)           The Managing Member shall use commercially reasonable efforts to implement the Approved Budget and Approved Operating Plan (including the Initial Approved Budget and Approved Operating Plan) and shall otherwise perform those duties set forth below, and shall have the authority to perform the duties described in this Section 7.2 or as otherwise specifically set forth herein, in each instance subject to the requirement of receiving the prior Approval of BH, if and when required by the terms hereof. Specifically, the Managing Member shall:

(i)            conduct the business of the Company on a day-to-day basis, and use diligent efforts to cause such operations to be conducted in accordance with the Approved Budget and the Approved Operating Plan, which duties may be discharged by delegating the same to a property and/or development manager pursuant to the Management Agreements;

(ii)           subject to the limitations set forth in this Agreement, enter into contracts and leases for the Company Property on behalf of the Company in accordance with the current Approved Budget and Approved Operating Plan, and make expenditures as are required to implement such Approved Budget and Approved Operating Plan, but only to the extent that any such expenditures and amounts required to be paid by the Company under such contracts, leases and other instruments and documents are consistent with the parameters set forth in the Approved Budget and Approved Operating Plan or otherwise authorized by the terms of this Agreement; and

(iii)          perform such other duties and obligations as BH and MP shall agree from time to time.

Subject to any right provided to the Managing Member to be reimbursed for Company Expenses pursuant to Section 7.5, and subject further to the fees authorized pursuant to the provisions of Section 7.3, the Managing Member shall not otherwise be entitled to receive any fees or other compensation in respect of any duties or services, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to such duties and services.

(b)           Notwithstanding anything to the contrary contained in Section 7.1(a)(iii), if at the beginning of any calendar year the Budget and Operating Plan or any item or portion thereof shall not have been Approved by BH, then:

(i)            any items or portions of the Budget and Operating Plan and amounts of expenses provided therein which have been so Approved shall become operative immediately and the Managing Member shall be entitled to expend funds in accordance with those operative portions;

(ii)           with respect to the Budget, the Managing Member shall be entitled to, and shall, expend, in respect of non-capital, recurring expenses in any month of the then-current calendar year, an amount equal to the budgeted amount for the corresponding month of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Approved Budget after giving effect to any dispositions or other material changes to the Company Property during the prior or current year; provided, however, that if any contract Approved by BH or entered into pursuant to the provisions hereof provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Managing Member shall be entitled to expend the amount of such increase; and

(iii)          the Managing Member shall be entitled to, and shall, expend funds in respect of debt service on the Company’s financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance and emergency repairs, any annual or other periodic fees, or other expenditures which the Managing Member determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable Laws or insurance requirements, insurance premiums for insurance policies Approved by BH, and any final orders, judgments, or other proceedings and all costs and expenses related thereto, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget (all of the foregoing described in this clause (iii), collectively, “Necessary Expenses”).

(c)           Subject to the availability of adequate funds therefor in the Approved Budget and from Operating Revenues, Capital Contributions or other sources, and subject further, in any event, to the provisions of Section 7.1 and any other relevant provisions hereof, in addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall:

(i)            oversee, coordinate and process the operations of the Company on a day-to-day basis, including without limitation, the management, servicing, leasing, development, renovation and sale of any and all of the assets which comprise any portion of the Company Property, and prepare all communications with any property manager, any tenant, lender and any other relevant third parties;

(ii)           take all proper and necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the terms and provisions (including without limitation, any provisions requiring the expenditure of funds by the Company) of the Management Agreements, any Loan Documents, the Transaction Documents and any other agreement, mortgage, lease, or other contract, instrument or agreement to which the Company is a party or is bound, or which affects all or any portion of the Company Property or the operation thereof;

(iii)          pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the Approved Budget and the Approved Operating Plan or as otherwise provided herein;

(iv)          to the extent available, obtain and maintain insurance coverage on the Company Property as Approved by BH and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Property;

(v)           deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications (other than routine, usual and customary notices and other standard communications) between the Company and any lender, manager, governmental agencies, neighboring property owners, community groups and other relevant third parties affecting all or any portion of any Company Property, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(vi)          deposit all receipts from operations of the Company Property to a separate account established and maintained by the Managing Member in the name of the Company, and not commingle those receipts with any other funds or accounts of the Managing Member;

(vii)         assist in the management and administration of the process of selling and financing all or any portion of the Company Property;

(viii)        if and to the extent the Managing Member delegates to any loan servicer or property manager (previously Approved by BH) or subcontracts with any third party or Affiliate for the performance of any of the services to be performed by the Managing Member, supervise and oversee the performance of the services performed by such third parties or Affiliates and cause the same to be performed in the manner required hereunder; and

(ix)           execute and deliver agreements, certificates and similar documents (in the name or on behalf of the Company) which are necessary to obtain and/or maintain any third party loan pursuant to Loan Documents Approved by BH, as well as manage any approved financing or refinancing, on terms Approved by BH.

(d)           Notwithstanding anything to the contrary contained in this Agreement, BH shall have the absolute right, power and authority at any time upon and after (i) the occurrence of any For Cause Event (as set forth in Section 7.2(e) below) or (ii) the occurrence of any Event of Default (as set forth in Article XII) to remove MP as the Managing Member and appoint or designate BH or an Affiliate of BH as a replacement Managing Member.

(e)           Upon and after the occurrence of any For Cause Event as described in this Section 7.2(e), or any Event of Default with respect to any member of the MP Member Group, in each case subject to any applicable cure rights, BH shall have the right in its sole and absolute discretion to terminate MP as the Managing Member by the delivery of written notice and, upon any such termination (1) BH may cause the Company to terminate any Management Agreement with an Affiliate of MP immediately and without payment of a termination fee, (2) BH may designate a successor Managing Member (which may be itself or an Affiliate of BH), (3) any distributions to the Members under Sections 6.3 and 6.4 shall no longer be made under Sections 6.3 and 6.4 hereof and from that time forward shall be made instead under Section 6.5 hereof; provided, however, that this clause (3) shall only apply in the event of a termination of MP as the Managing Member as a result of a Promote-Loss For Cause Event or an Event of Default, and (4) BH may make a Buy-Sell Offer under Section 15.1 and, notwithstanding anything to the contrary contained in this Agreement, BH shall have the unilateral right and authority to make all decisions on behalf of the Company and cause the Company to take any and all actions which BH, in its sole discretion, may determine. For the purposes of this Agreement, a “For Cause Event” shall mean any of the following:

(i)            any actions or omissions on the part of (i) any on-site personnel that are not cured as provided below or (ii) the MP Member Group or any of its representatives (including, without limitation any MP Person), or by any other Person at the explicit direction of any manager of MP or any MP Person which amounts to fraud, willful misconduct or gross negligence; provided, however, that with respect to any fraud, willful misconduct or gross negligence by any on-site personnel not acting at the explicit direction of an MP Person (or at the explicit direction of another Person acting at the explicit direction of an MP Person), MP shall have the right to cure any damage or loss to the Company resulting from an above-described action or omission within a Reasonable

Period, which cure may include, but is not limited to, payment by MP to the Company of the amount of any such damage or loss, and upon completion of such cure within a Reasonable Period, it shall be deemed that no For Cause Event has occurred as a result of any such act or omission by any on-site personnel; or

(ii)           any Change in Control occurs; or

(iii)          the Managing Member takes any action which, under this Agreement, requires the consent or Approval of BH, without obtaining such consent or Approval (except where BH is required not to withhold such consent or Approval unreasonably, such consent or Approval has been duly requested and BH has either unreasonably withheld it or has failed, within thirty (30) days after such request, to state a reasonable objection to such action in a written notice to the Managing Member); provided, however, that in the event MP has inadvertently neglected to obtain the consent or Approval of BH, MP shall have the right to cure any such action (if such action is susceptible of cure) within a Reasonable Period by (A) reversing such action (to the extent such action can be reversed without the Company or BH suffering any damage or liability), or (B) taking such other steps as may be necessary to cure any damage or loss to the Company or BH to the satisfaction of BH in its sole discretion resulting from such unauthorized action or omission within a Reasonable Period, which cure may include, but is not limited to, payment by MP to the Company or BH of the amount of any damage or loss to the Company or BH resulting from such unauthorized action, and upon completion of such cure within a Reasonable Period, it shall be deemed that no For Cause Event has occurred. For purposes of the preceding sentence, the inadvertent failure to MP to obtain the consent of BH to the following actions shall be deemed susceptible of cure and, accordingly, MP shall be afforded a Reasonable Period to cure same: the Major Decisions described in Sections 7.1(a)(i)-(viii), 7.1(a)(xiv)-(xxi), 7.1(a)(xxviii), 7.1(a)(xxx), 7.1(a)(xxxviii), 7.1(a)(xlii), and 7.1(a)(xlv)-(xlvii).

(f)            Notwithstanding anything to the contrary elsewhere in this Agreement, including Sections 6.5 and 7.2(e), MP may not be removed as the Managing Member and Section 6.5 shall not become applicable until such time as MP and its Affiliates are released from liability and indemnified for events or matters occurring or relating to the period after the date of removal of MP as the Managing Member and which do not relate to acts or omissions of any of the MP Member Group or any Person Affiliated with the MP Member Group consistent with the provisions of Section 15.2 as if MP were the selling Member under such Section 15.2 (including the limitation thereof relating to environmental hazards).

(g)           MP’s appointment as the Managing Member shall automatically terminate if it (or a Permitted Transferee thereof) is no longer a Member of the Company.

7.3           Management of the Property; Fees.

(a)           On the Closing Date, the Managing Member shall cause the Company to enter into the Property Amendment in the form attached hereto as Appendix A to add the Property to the Oversight Agreement and the Property Management Contract in the form Approved by BH, which shall provide for the payment of market standard leasing commissions and management fees in the aggregate amount of 3.75% of the Gross Revenues (as defined therein) under the Management Agreements comprised of (i) 0.50% payable under the Oversight Agreement and (ii) 3.25% payable under the Property Management Contract and subject to the terms set forth therein.

(b)           Provided that the Property is purchased by the Company on the Closing Date, beginning on the first day of the calendar month that is at least 30 days following Closing, and continuing on the first day of each calendar month thereafter, until termination of this Agreement, the Company will pay MP an asset management fee (the “Asset Management Fee”) equal to One Thousand Six Hundred Sixty-Five and 00/100 Dollars ($1,665.00).

(c)           Provided that the Property is purchased by the Company on the Closing Date, the Company will pay Purchaser an acquisition fee in the amount of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) and will pay Behringer Harvard Opportunity Advisors II LP, a Texas limited partnership (or its designee), an acquisition fee in the amount of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500).

7.4           Duties and Conflicts.

(a)           The Members and their respective officers, employees, and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as provided hereunder or as otherwise agreed to in writing by the Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)           Each of the Members recognizes, acknowledges and agrees as follows:

(i)            each of the Members and their respective Affiliates, employees, agents, and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and are entitled to carry on such other business interests, activities and investments;

(ii)           each of the Members and their respective Affiliates, employees, agents, and representatives may engage, invest in and/or possess an interest in, independently, with one another, or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the business of the Company and that might be in direct or indirect competition with the Company, and including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise;

(iii)          each of the Members and their respective Affiliates, employees, agents, and representatives may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members;

(iv)          neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such ventures or activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper; and

(v)           the obligations and duties of the Members to each other and to the Company shall be limited solely to those arising under the Transaction Documents, and neither the Members nor their respective Affiliates shall be obligated to present any investment opportunity or prospective economic advantage to the Company or the Members, even if the opportunity is of the character that, if presented to the Company or the Members, could be taken by any of them.

(c)           Until such time as the Company has been dissolved in accordance with Section 11.1, the MP Member Group and its respective Affiliates shall not own or manage or participate in the ownership or management of any competing multifamily apartment project of the same general class and with similar rent parameters as the Property within a three-mile radius of the Property that may compete with or be detrimental to the Property, unless such ownership or management has been Approved by BH in its sole discretion. Such Approval rights shall (i) cease to be applicable at such time as either (A) the Company no longer has any ownership interest in the Property, or (B) neither BH nor any Affiliate has any interest in the Company; and (ii) not apply to the existing projects of the MP Member Group and its Affiliates owned or managed on the date of this Agreement

(d)           Notwithstanding the preceding provisions of this Section 7.4, no member of the MP Member Group or their Affiliates shall initiate the solicitation of tenants in any building that comprises any part of the Property to move to other buildings owned or managed by any member of the MP Member Group or their Affiliates outside of the Company without the prior written consent of BH. As used herein the term “initiate the solicitation of” shall mean the initiation of contact directly between the MP Member Group or its Affiliates and a tenant regarding a move by such tenant to a property which is not the Property; provided, however, that such term shall in no event apply to (i) responses to requests for proposals submitted by tenants or their brokers, agents or representatives or (ii) new or additional requirements of such tenants or (iii) general advertising. Furthermore, no member of the MP Member Group nor their Affiliates shall actively discourage prospective tenants from leasing available space in a building that comprises all or part of the Property and shall not discriminate against a building that comprises any part of the Property in favor of other properties owned outside the Company in its presentations and communications with potential tenants.

7.5           Company Expenses.  The Company shall be responsible for paying, and shall pay, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, leasing, servicing, collecting upon and operating the Company Property, except for (i) costs of preparing the reports to Members specifically called for by the terms hereof and the Approved Budget and Operating Plan, which shall be the cost of the Managing Member (provided that reasonable third party costs (including audit and legal) incurred in connection with the same shall be at the Company’s expense), (ii) costs to be borne by any third party under any agreement with the Company, and (iii) costs to be borne by any Member or its Affiliates as specifically provided in this Agreement or the Management Agreements. Subject to the preceding sentence and the other provisions of this Agreement, all management fees and expenses payable under Section 7.3, costs of financing and financing fees, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been Approved by the other Member or is expressly authorized in this Agreement or the appropriate Approved Budget or Approved Operating Plan (including any permitted variance hereunder).  Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member or any of their respective Affiliates for any general overhead or similar costs and expenses of such Member or Affiliate.

7.6           Venture Coordinator.  BH will designate an asset manager for its investment in the Company (the “Venture Coordinator”) who will have primary responsibility for fulfilling BH’s obligations under this Agreement and will be empowered to Approve matters for and on behalf of BH, including with respect to Major Decisions. Such Venture Coordinator shall be designated in writing and may be changed by BH by Notice to MP.

7.7           Enforcement of Affiliate Agreements.  Notwithstanding anything herein or in any other agreement to the contrary, in the event the Company has the right to terminate, amend, modify, extend, renew, waive, consent to or approve any material right or exercise any remedy with regard to any Management Agreement or other agreement between the Managing Member or any Affiliate of the Managing Member, on the one hand, and the Company, on the other hand, then the exercise of any such right on behalf of the Company, including the giving of any notice or approval with regard thereto, will be controlled solely by BH which shall have the right to cause the Company to exercise any rights to vote or influence the actions of the Company in connection therewith, and the Managing Member shall not have the right to exercise any control over the Company’s actions in respect thereof. Any decision made by BH in accordance with the preceding sentence shall be implemented solely by BH.

ARTICLE VIII
BOOKS, RECORDS, REPORTS AND PROPERTY PLAN

8.1           Books and Records. The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property. Bills, receipts and vouchers shall be maintained on file by the Managing Member. The Managing Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property. At the cost and expense of the Company, the Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.3. Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Managing Member. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.

8.2           Accounting and Fiscal Year. The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and federal income tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.3           Reports.

(a)           The Managing Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member the following within the periods set forth below (provided that for so long as it diligently performs its obligations hereunder, the Managing Member shall not be responsible for the delays of any Person that is not an Affiliate of Managing Member or reputable accountants or auditors retained by the Managing Member on behalf of the Company), all of which shall be certified by the Managing Member as being true and correct:

(i)            within ten (10) days after the end of each calendar month of the Company; provided, however, that if such day is a holiday or weekend, then on the following business day, (A) an unaudited balance sheet of the Company dated as of the end of such calendar month, (B) an unaudited related income statement of the Company for such calendar month, (C) an unaudited statement of each Member’s Capital Account for such calendar month, (D) an unaudited statement of cash flows of the Company for such calendar month, and (E) a reconciliation of actual Operating Expenses and Operating Revenues during such period compared with the Budget amounts for such items, and (F) a monthly explanation of the discrepancies; and

(ii)           within twelve (12) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Company Property and any material legal issues such as claims filed or threatened against the Company, material claims of the Company against other parties and developments in any then pending legal actions affecting the Company during such month.

(b)           The Managing Member will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than January 15 after the end of each fiscal year of the Company the following, all of which shall be certified by the Managing Member as being true and correct:

(i)            an unaudited balance sheet of the Company dated as of the end of such fiscal year;

(ii)           an unaudited related income statement of the Company for such fiscal year;

(iii)          an unaudited statement of each Member’s Capital Account for such fiscal year;

(iv)          an unaudited statement of cash flows of the Company as of the end of the fiscal year; and

(v)           such other supporting schedules, reports and backup information as are reasonably requested by BH; provided that any such supporting schedules, reports, and backup information shall not be required to be provided on less than fifteen days notice.

(c)           In addition, if requested by BH, the Managing Member will prepare, at the expense of the Company, and furnish to each Member within forty-five (45) calendar days after the end of each fiscal year of the Company, the final audited amount of net income of the Company for such fiscal year and, within sixty (60) calendar days after the end of such taxable year, each of the following, all of which shall be certified by the Managing Member as being true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof) (i) an audited balance sheet of the Company dated as of the end of such taxable year; (ii) an audited related income statement of the Company for such taxable year; (iii) an audited statement of cash flows for such taxable year; and (iv) an audited statement of each Member’s Capital Account for such taxable year.

(d)           All schedules of book income shall be prepared on a GAAP basis. Promptly after the end of each fiscal year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable Laws, rules and regulations. The Managing Member will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such fiscal year and will file the tax returns after they have been Approved by BH and the Managing Member.

(e)           The Managing Member shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as BH may determine are appropriate. The Managing Member will furnish to each Member upon request, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Managing Member from, or delivered by or on behalf of the Company to, any third party lender. Subject to the provisions of Section 13.14, each Member shall be permitted to deliver to any of its Affiliates, and BH shall be permitted to deliver to any of its direct or indirect members, partners or investors, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.3.

(f)            All decisions as to accounting principles shall be made by the Managing Member with the Approval of BH, subject to the provisions of this Agreement.

8.4           The Company Accountant. The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Managing Member and Approved by BH from time to time or any other accountant and auditor Approved by BH. The reasonable fees and expenses of the Company Accountant shall be a Company expense.

8.5           Reserves. The Managing Member may, in its discretion and subject to the Approval of BH and such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.

8.6           The Budget and Operating Plan. No later than the Closing Date, the Managing Member shall have prepared and submitted to BH for Approval (and BH shall have Approved) a preliminary estimated Budget for the period through December 31, 2011 and Operating Plan for the Company for the period from the Closing Date through December 31, 2011, which shall include projected costs to operate the Company and make tenant improvements, leasing conversions and capital expenditures to be set forth therein to be made in the budget period following acquisition of the Property and shall be in the form attached as Appendix B hereto (the “Initial Approved Budget and Operating Plan”). Thereafter, commencing for the 2012 fiscal year, the Budget and Operating Plan shall be prepared in proposed form and submitted annually by the Managing Member to BH for Approval at least sixty (60) calendar days prior to the end of the current fiscal year (so that the Managing Member will submit a Budget and Operating Plan for the 2012 fiscal year no later than November 1, 2011 to BH for its Approval) with respect to the following fiscal year, together with five (5) year forward projections (provided if the Managing Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, BH shall be authorized to prepare such Budget and Operating Plan). In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop (for Approval by BH) proposed strategies regarding (i) plans for renovation, leasing, financing, sale and rehabilitation of the Property and any other real property and proposed reductions to Operating Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising material relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Approved Budget and Operating Plan. The Managing Member will also consider and make recommendations to the extent it deems the same appropriate regarding the financing, amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business. BH and the Managing Member may from time to time review the Approved Budget and Operating Plan and make such amendments or modifications thereto as they shall jointly determine to be appropriate or necessary.

8.7           Accounts. All short term or liquid funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the name of the Company or shall otherwise be invested in the name of the Company, in such manner as shall be jointly Approved by the Managing Member and BH. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.

8.8           REIT Matters. Within fifteen (15) days following the end of each calendar quarter, the Company shall provide to BH all tax information requested by BH and necessary for BH (or its REIT affiliates) to comply with the REIT requirements under Sections 856 and 857 of the Code (provided that BH has advised MP of what tax information is necessary to accomplish such compliance). Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Member (acting on the Company’s behalf) shall take any action which would cause BH (or its REIT affiliates) to (a) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (b) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions). In particular, the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that are not described in Section 856(c)(4) of the Code unless approved by BH. The Members shall periodically consult with each other (or their designee) to ensure that any prospective transaction undertaken by the Company, or a Member acting on behalf of the Company, shall not cause BH (or its REIT affiliates) to fail to qualify as a REIT. If the Members disagree as to whether any transaction will cause BH (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of BH shall be final.

ARTICLE IX
TRANSFER OF INTERESTS

9.1           No Transfer. Except as expressly permitted or contemplated by this Agreement (including pursuant to Sections 9.2 and 9.5 below, and pursuant to Article XV), no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the Approval of the other Members. Any Transfer in contravention of this Article IX shall be null and void. In no event shall any Member transfer all or any part of its Interest to any Person if, as a result of such Transfer, a Prohibited Person would be the direct, indirect, or beneficial owner of all or a portion of such Interest. No Member, without the prior Approval of the other Members, shall resign from the Company except as permitted by this Article IX. Nothing in this Article IX is meant to or will be interpreted to restrict in any way the ability of any equityholder in Behringer Harvard Opportunity REIT II, Inc. BHO II, Inc., BHO Business Trust II or Behringer Harvard Opportunity OP II, LP and/or their constituent owners from transferring securities issued by such entities.

9.2           Permitted Transfers.

(a)           Notwithstanding anything to the contrary contained in this Agreement but subject to the terms of the Loan Documents, BH and the MP Member Group may from time to time without the consent or Approval of BH or the MP Member Group, as applicable, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Affiliate other than a Prohibited Person; provided, however, that any such Transfer (either individually or when aggregated with any other prior Transfer by such Member or MP Member Group under this Section 9.2(a)) shall not result in a Change in Control.

(b)           Notwithstanding anything to the contrary contained in this Agreement but subject to the terms of the Loan Documents, any Member, its constituents and/or the direct or indirect individual holders of any interest in the Company may Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Person (other than a Prohibited Person) for estate planning purposes or to a trust for the benefit of the immediate family members of the ultimate direct or indirect individual holders of an interest in such Member on the date of this Agreement; provided, however, that, any such Transfer (either individually or when aggregated with any other prior Transfers by such Member or MP Member Group under this Section 9.2(b)) shall not result in a Change in Control.

(c)           A transferee under Sections 9.2(a) or Section 9.2(b) in which the Transfer otherwise complies with all of the requirements of this Article IX is a “Permitted Transferee.” Any permitted Transfer under Sections 9.2(a) and 9.2(b) above shall not relieve the transferor of any of its obligations prior to such Transfer. The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for federal and state income tax purposes. Nothing contained in this Article IX shall prohibit a Transfer indirectly of any Interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.2. Subject to Section 9.3, any Permitted Transferee pursuant to this Section 9.2 shall become a Member of the Company. The provisions of this Section 9.2 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s Interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).

(d)           Notwithstanding the foregoing, if the Company is required by applicable Law to recognize a Transfer that is not a permitted Transfer (an “Unapproved Transfer”) (or if the Managing Member and the non-transferring Member(s), in its (or their) sole discretion, shall elect to recognize but not Approve a Transfer that is not a permitted Transfer), the Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company or any other Member prior to any other allocations or distributions relating to the Unapproved Transfer. In the case of a Transfer or attempted Transfer of an Interest that is not a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. A Person who acquires an Interest in an Unapproved Transfer as provided in this Section 9.2(d) but who is not admitted as a substituted Member shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement, including any voting rights; provided, however, that no rights, including but not limited to rights to distributions, shall be transferred or permitted with respect to any Interest if a Prohibited Person would be the direct, indirect or beneficial owner of all or any portion of such rights.

9.3           Transferees. Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.2 reasonably satisfactory to a Majority-In-Interest of the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as a Majority-In-Interest of the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of a Majority-In-Interest of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property or any Loan Document, and (iii) such Transfer does not violate any federal or state securities Laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.4           Section 754 Election. In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if required by the Code, or if otherwise in the best interests of the Company (as determined by a Majority-In-Interest of the Members), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

9.5           Other Transfers.

(a)           On or after the second annual anniversary of this Agreement, in the event BH or the MP Member Group desires to Transfer its Interest in a manner which is not a permitted Transfer under Section 9.2(a) or (b), BH or the MP Member Group, as applicable, may otherwise Transfer all of its Interest to a bona fide third party transferee provided that as a condition to completing such Transfer, the transferring Member or the MP Member Group (“Triggering Party”) shall first deliver to the other Member or MP Member Group (“Recipient Party”) written notice of its intention to sell all of its Interest (“Target Interest”) setting forth the proposed purchase price and such other terms and conditions of the proposed sale (“Transfer

ROFO Notice”). At any time within thirty (30) calendar days after the date the Recipient Party receives the Transfer ROFO Notice (the “Transfer Response Period”), the Recipient Party shall have the right, exercisable by delivery of notice in writing (the “Transfer Election”) to the Triggering Member, to either:

(i)            Approve the sale of the Target Interests and authorize the Triggering Party to attempt to sell or dispose of the Target Interests on the terms and conditions set forth in the Transfer ROFO Notice; or

(ii)           offer to purchase all of the Target Interests for a cash purchase price and on the terms set forth in the Transfer ROFO Notice and subject to no other terms and conditions (the “Acceptable Transfer Terms”).

(b)           Any election pursuant to Section 9.5(a)(ii) above shall be made by (x) delivering to the Triggering Party the Transfer Election, which shall affirmatively state that the Recipient Party is exercising such option, and (y) depositing in an escrow account at a bank or other financial institution selected by the Triggering Party (the “Transfer Escrow Agent”), a deposit equal to 5% of the purchase price (the “Transfer Escrow Deposit”) (as set forth in the applicable Acceptable Transfer Terms) within five calendar days of such election. In the event of an election to purchase pursuant to Section 9.5(a)(ii) above, within 60 calendar days of the date of the Recipient Party’s Transfer Election to purchase, the Recipient Party and the Triggering Party shall close the purchase of the Target Interests and the Triggering Party shall assign the Target Interest to the Recipient Party or to a designee of the Recipient Party, upon receipt of payment of the purchase price. All closings of any purchase and sale under this Section 9.5 will be held at the Company’s principal office and will take place no later than the closing date set forth in the applicable Acceptable Transfer Terms.

(c)           If during the Transfer Response Period the Recipient Party neither (x) authorizes the Triggering Party to attempt to sell the applicable Target Interests as provided in Section 9.5(a)(i) nor (y) elects to purchase the Target Interests of the Triggering Party’s provided in Section 9.5(a)(ii), then the Recipient Party shall be deemed to have authorized and have Approved a Transfer of the Target Interests pursuant to Section 9.5(a)(i) to a bona fide third party transferee, for a purchase price not less than 95.0% of the purchase price set forth in the Acceptable Transfer Terms, and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of the Triggering Party. In the event the Recipient Party authorized or is deemed to have authorized the Transfer of the applicable Target Interests pursuant to the terms described above, and the Triggering Party thereafter receives a bona fide offer for the purchase of the Target Interests from any party for a purchase price which is at least equal to 95.0% of the purchase price set forth in the Acceptable Transfer Terms, the Triggering Party may consummate the sale of the Target Interest on such terms, without the requirement of any Approval of the Recipient Party; provided, the Triggering Party shall have entered into a binding contract for the transfer of the applicable Target Interests within 180 calendar days after the date on which the Recipient Party authorized or was deemed to have authorized such transfer, and such Transfer must be consummated within the same 180-day-calendar-day period. The failure of the Triggering Party to enter into such binding contract within the 180-day period referred to in the immediately preceding sentence, shall require the

Triggering Party to again deliver to the Recipient Party a Transfer ROFO Notice and to again follow the procedures set forth in this Section 9.5.

(d)           In the event the Recipient Party should default in its obligation to purchase a Target Interest pursuant to the terms of this Section 9.5, the following shall be the sole remedies for such default:

(i)            The Recipient Party will immediately and without any further action cease to have any rights of first offer pursuant to the provisions of this Section 9.5, including with regard to any future or subsequent Transfers of any Interest by the Triggering Party;

(ii)           The Recipient Party will immediately and without any further action cease to have any right to make a Buy-Sell Offer or otherwise trigger or initiate the provisions set forth in Article XV;

(iii)          The Transfer Escrow Agent shall immediately deliver to the Triggering Party the Transfer Escrow Deposit as liquidated damages to retain for its own account (such amount shall not be deemed to be a contribution or distribution of capital, or effect in any way the Capital Account of any Member or the allocation provisions or any other provisions of this Agreement); and

(iv)          Thereafter, the Triggering Party may at any time Transfer all or any portion of its Interests in the Company, without the prior Approval of the Recipient Party and without having to comply with the provisions of this Section 9.5.

(e)           Notwithstanding the foregoing, if the provisions of Article XV have been initiated by any Member, then no Member may initiate the provisions of this Section 9.5 until the procedures set forth in Article XV have been completed or terminated pursuant to the provisions of such Article.

(f)            Notwithstanding the foregoing provisions of this Article IX, to the extent any transfer is prohibited or requires the lender’s consent under the Loan Documents, no transfer shall be permitted until such lender’s consent is obtained and any transfer must be done in accordance with any applicable lender’s consent or approval and the requirements of the Loan Documents. Any transfer prohibited under the Loan Documents which is not consented to as provided above shall be null and void. To the extent that any fees or expenses are incurred in connection with a lender’s consent or approval, including a transfer fee and lender’s legal fees, the Triggering Party shall be responsible for payment of all such fees and expenses, the payment thereof being a condition precedent to any such transfer.

ARTICLE X
EXCULPATION AND INDEMNIFICATION

10.1         Exculpation. No Member, Managing Member, general or limited partner of any Member, shareholder, partner, or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any breach of fiduciary duty or act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs, provided that any such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and it was within the scope of authority granted to such Person, and in the case of a Member, Managing Member or related Person, was not attributable to such Member’s, Managing Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence. No general or limited partner of any Member, Managing Member, shareholder, partner, member or other holder of an equity interest in such Member, Managing Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s or Managing Member’s obligations under this Agreement, but the foregoing shall not relieve any such partner, shareholder or member of any Member or Managing Member from its obligations to such Member or Managing Member.

10.2         Indemnification.

(a)           The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, the Managing Member and each general or limited partner of any Member or such Member’s Affiliates, shareholders, members, partners or other holders of any equity interest in such Member or its Affiliates, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which such Indemnitee may otherwise become subject by reason of or in connection with any breach of fiduciary duty or matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, that any such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and was within the scope of authority granted to such Member or applicable Indemnitee, and in the case of a Member or related Indemnitee, was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence. Any indemnity under this Section 10.2 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the Approval of all of the Members, to contribute additional capital under Section 4.2 to enable the Company to satisfy any obligation under this Section 10.2. All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company assets.

(b)           The Company and each Member shall be indemnified and held harmless by the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of such Member (including acts performed as the Managing Member) which is not performed in good faith or is not reasonably believed by such Member to be in the best interest of the Company and within the scope of authority conferred upon such Member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member, (iii) the breach by the Company of any of its representations and warranties made under any Transaction Document, which breach was the result of information or matters relating to such Member, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(c)           The provisions of this Section 10.2 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.2 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.2 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, partners, shareholders, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

(e)           Notwithstanding any of the preceding provisions of this Section 10.2, in no event shall the Company have any obligation under this Section 10.2 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc., as same may exist as of the date of this Agreement or after any amendment hereafter made in order to comply with laws and regulations applicable to real estate investment trusts. BH represents and warrants to MP that there is no Company obligation under this Section 10.2 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc., as such charter exists as of the date of this Agreement.

ARTICLE XI
DISSOLUTION AND TERMINATION

11.1         Dissolution.

(a)           The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(i)            the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;

(ii)           the unanimous agreement of the Members to dissolve the Company; or

(iii)          the bankruptcy or dissolution of the last remaining Member (which shall not include the occurrence of such an event with respect to any Member’s constituent equity owners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of all Members in the Company.

(b)           Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the Approval of the other Members, a Member may not withdraw from or cause a voluntary dissolution of the Company. In the event a Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability hereunder.

11.2         Termination. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan Approved by BH. The Liquidating Member may distribute Company Property in kind only with the Approval of all Members.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            first, to the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation;

(ii)           second, subject to the Approval of BH, to the setting up of any reserves which the Liquidating Member and the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.2(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.2(c)(i) and, by reason thereof, a distribution under Section 11.2(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.2(c)(i);

(iii)          thereafter, the balance, if any, to the Members in accordance with Section 6.6.

11.3         Liquidating Member.  The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managing Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managing Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.4         Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII
DEFAULT BY MEMBER

12.1         Events of Default. For the purposes of this Agreement, an “Event of Default” shall exist with respect to a Member if and so long as any of the following shall occur and be continuing:

(a)           A voluntary Transfer of any Member’s Interest, other than a permitted Transfer made in accordance with Sections 9.2 and 9.5 or Article XV.

(b)           A Member’s voluntary withdrawal as a Member for any reason other than a permitted Transfer of its Interest and the admission of the transferee as a Member in its stead (in accordance with the applicable provisions of Sections 9.2 or 9.5).

(c)           Any representation or warranty of such Member contained in Sections 13.1, 14.1, or 14.2 is inaccurate or untrue in any material respect.

(d)           Such Member or its Affiliates shall violate any other material term, breach any material provision or default in the performance of any of its duties or material covenant applicable to such Member as set forth in this Agreement (excluding a failure to make Additional Capital Contributions, the exclusive remedy for which is set forth in Section 4.2) and (i) such violation, breach or default causes a loss or damage in excess of $125,000 to the Company, or any of its Members or their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the breaching Member reimbursing the Company or the affected Member for the resulting damage or loss) within a Reasonable Period.

(e)           Solely with respect to MP, an “event of default” shall occur and be continuing under any Management Agreement or other material agreement that the Company enters into with the MP Member Group or any of its Affiliates, and (i) such violation, breach or default causes Material Damage or Loss to the Company, or any of its Members or their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the MP Member Group reimbursing the Company or the affected Member for the resulting Material Damage or Loss) within a Reasonable Period.

Notwithstanding the foregoing provisions of this Section 12.1, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member.

12.2         Effect of Event of Default. Subject to the provisions hereof, upon the occurrence of an Event of Default by BH or the MP Member Group, then the non-defaulting party (BH or the MP Member Group) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting party at least ten (10) days prior written notice of such election to pursue any right or remedy available to it at law or in equity against the defaulting party (which shall represent a recourse obligation of such party). In addition, BH shall have the remedies set forth in Section 7.2(e) if the defaulting party is any member of the MP Member Group.

ARTICLE XIII
MISCELLANEOUS

13.1         Representations and Warranties of the Members.

(a)           Each Member represents and warrants to the other Members as follows:

(i)            It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)           This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

(iii)          No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)          The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)           The Member has not retained any broker, finder or other commission or fee agent other than NorthMarq or Lender and no such person has acted on its behalf in connection with the acquisition of the Company Property or the execution and delivery of this Agreement.

(vi)          It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky Laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company. It has acquired its Interest solely for investment purposes only and not for the purpose of resale.

(vii)         Neither such Member, nor, to such Member’s knowledge, any Person who holds any interest in such Member and with respect only to MP, nor any MP Person is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement or any Transaction Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(viii)        Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Agreements are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the Laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the Laws of the jurisdiction in which they originated.

(ix)           Such Member is in compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(b)           In addition, MP represents and warrants to BH that it and the Property Manager are Controlled by the MP Persons.

(c)           Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties or those set forth in Article XIV made by such Member and all such representations and warranties shall represent recourse obligations of the Members and will survive the execution and delivery of this Agreement and the termination and dissolution of the Company or any Member.  In addition, BH agrees to indemnify MP, the MP Persons and their respective Affiliates for any losses or liabilities incurred by them under any nonrecourse carveouts under the Loan which directly result from any unauthorized transfers of the Property by BH or its Affiliates, from any transfers of direct or indirect interests in BH, or from the fraud, willful misconduct or gross negligence of BH.

13.2         Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.3         Notices. All notices, demands, consents, requests for Approvals, or other requests or communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission with confirmed receipt or (iii) a reputable overnight courier service, fees prepaid, addressed as follows:

If to BH to:	Behringer Harvard Parrot’s Landing, LLC 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attn: Executive Vice President of Real Estate Fax: (214) 655-1610

With a copy to:	Behringer Harvard Opportunity REIT II, Inc. 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attn: Chief Legal Officer Fax: (214) 655-1610

If to MP and MP Persons to:	Margate Peak, LLC 4582 South Ulster Street Parkway, Suite 1200 Denver, Colorado 80237 Attn: Luke C. Simpson Fax: (303) 991-3143

With a copy to (which shall not constitute notice):	Otten, Johnson, Robinson, Neff & Ragonetti, P.C. 950 Seventeenth Street, Suite 1600 Denver, Colorado 80202 Attn: Michael Westover, Esq. Fax: (303) 825-6525

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.3. A Notice sent in compliance with the provisions of this Section 13.3 shall be deemed given on the date of receipt.

13.4         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.5         Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.6         Pronouns and Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require. Unless the context otherwise requires, (i) all references made in this Agreement to a Section, Schedule, Annex or an Exhibit are to a Section, Schedule, Annex or an Exhibit of or to this Agreement, (ii) “or” is disjunctive but not necessarily exclusive, (iii) “will” shall be deemed to have the same meaning as the word “shall” and (iv) words in the singular includes the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” where or not so followed. All references to “$” or dollar amounts are to lawful currency of the United States of America, unless otherwise expressly stated.

13.7         Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

13.8         Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.9         Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any creditor of any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any guaranty.

13.10       Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.11       Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12       Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.13       Publicity and Press Releases. No public announcement, press release or other similar public disclosure of the terms of this Agreement, the activities of the Company, or the plans of the Company will be made unless same is Approved by BH. However, notwithstanding the preceding sentence, any Member shall have the right, without obtaining the consent of any other Member, to make disclosures in the course of normal reporting practices to its prospective members, shareholders or partners, or actual members, shareholders or partners or as may, in the reasonable judgment of such Member’s counsel, be required by applicable Law. Furthermore, it is agreed that the foregoing provisions of this Section 13.13 shall not prohibit a Member from disclosing such information to the actual or prospective accountants, attorneys, consultants, lenders and vendors of the Company to allow such parties to provide services, funds or goods to the Company. Further, it is understood and agreed that BH is a direct or indirect subsidiary of Behringer Harvard Opportunity REIT II, Inc., a company that is required to make public disclosures of material facts and events under U.S. federal securities Law, and that, notwithstanding anything to the contrary contained herein, Behringer Harvard Opportunity REIT II, Inc. shall have the right to determine, in its sole and absolute discretion, whether any such disclosure is required by U.S. federal securities Law and to make such disclosure of information as is consistent with such determination. The Members have agreed that if a Member knowingly and intentionally breaches the obligation set forth in the first sentence of this Section 13.13 (the “Non-Disclosure Obligation”), the actual damages that will be incurred by the other Member as a result of such breach would be extremely difficult or impracticable to determine. Therefore, the Members agree that if a Member or any Affiliate of a Member knowingly and intentionally breaches the Non-Disclosure Obligation, such Member shall pay to the other Member liquidated damages (the “Liquidated Damages”) in the amount of Twenty Thousand Dollars ($20,000) for each such breach, such amount having been agreed upon, after negotiation, as the Members’ reasonable estimate of the damages that will be suffered by reason of a knowing breach of the

Non-Disclosure Obligation. Any Liquidated Damages becoming payable pursuant to this Section 13.13 shall be paid within ten (10) days after the knowing breach of the Non-Disclosure Obligation giving rise to the Liquidated Damages. If not paid within such ten (10) day period, the Liquidated Damages shall thereafter bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law. All Company distributions and other payments that otherwise would be made to the Member that is liable for Liquidated Damages shall be paid to the other Member until the Liquidated Damages and all interest accrued thereon are paid in full (with all such payments being applied first to accrued and unpaid interest and then to the Liquidated Damages).

13.14       Confidentiality.

(a)           The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial, or other information relating directly to the conduct of the business and affairs of the Company, the Company Property or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, members, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by all of the Members; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Property, or to market the Company Property or any Interests as permitted by the terms of this Agreement, and to its attorneys and advisors who agree to maintain a similar confidence; provided, however, that the Company, MP and the MP Persons, BH and its Affiliates may disclose Confidential Information to any of their partners, members, lenders, or other actual or prospective investor in or Purchaser of the Company Property in accordance with the terms of this Agreement. Without limitation of the foregoing, it is understood and agreed that BH is an indirect subsidiary of Behringer Harvard Opportunity REIT II, Inc., a company that is required to make public disclosures of material facts and events under U.S. federal securities law, and that in respect of item (b) in the preceding sentence, Behringer Harvard Opportunity REIT II, Inc. shall determine, in its sole and absolute discretion, whether any such disclosure is required by applicable law or regulations. Nothing contained in the foregoing provisions shall be construed to prohibit the recordation in the appropriate real estate records of any document that, when executed, is necessary to effectuate the intent of this Agreement or will evidence or convey an interest in real property or debt secured by real property and that is customarily recorded.

(b)           Subject to the provisions of Section 13.14(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.14, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 13.14 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.15       Venue. Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware, Denver, Colorado, or Dallas, Texas for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware, Denver, Colorado, or Dallas, Texas.

13.16       WAIVER OF JURY TRIAL. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.17       Cooperation. In connection with the sale of the Company Property or any portion thereof, each Member agrees to reasonably cooperate with each other Member (the “Exchanging Member”), which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including without limitation, with respect to timing), and provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Members shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Member(s) and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to any reasonable restrictions proposed by the Members that are not Exchanging Members.

13.18       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.19       Attorneys’ Fees. If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, it is the intent of the parties that reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.20       Effectiveness. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State (the “Effective Date”).

ARTICLE XIV
PATRIOT ACT

14.1         Compliance with International Trade Control Laws and OFAC Regulations. Each Member represents, warrants and covenants to the other that:

(a)           It is not now nor shall it be at any time during the term of this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           Such Member, no MP Person, and no Person who owns a direct interest in such Member is not now nor shall be at any time during the term of this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

14.2         Member’s Funds.

(a)           Each Member represents, warrants and covenants to the other Member that it has taken, and shall continue to take during the term of this Agreement, such measures as are required by law to assure that the funds invested in the Company and/or used to make payments in connection therewith are derived (i) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the Laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the Laws of the jurisdiction in which they originated.

(b)           Each Member further represents, warrants and covenants to the other Member that, to the best of its knowledge after making due inquiry, neither the Member, nor any Affiliate, nor any holder of a direct interest in such Member, no any MP Person, nor any Person providing funds to such Member (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has been convicted of any crimes involving moral turpitude or tax fraud; and (iv) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

14.3         Member Compliance with Patriot Act.  Each Member represents and warrants that it is in material compliance with any and all applicable provisions of the Patriot Act.

14.4         Cooperation with Other Members.  Each Member agrees to cooperate with the other Member, in providing such additional information and documentation on such Member’s legal or beneficial ownership, policies, procedures and sources of funds as any Member deems necessary or prudent to enable such Member to comply with Anti-Money Laundering Laws as now in existence or hereafter amended. From time to time upon the written request of any Member, each Member shall deliver to the other Member a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for such Member and each holder of a legal interest in such Member.

14.5         Actions Taken Pursuant to Anti-Money Laundering Laws.  If any Member reasonably believes that a Member may have breached any of the representations, warranties or covenants set forth in this Article XIV, each such Member has the right (and may have the obligation under applicable law), with or without notice to such other Member, to (a) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; and/or (b) withhold distributions and segregate the assets constituting the Capital Contribution by such Member or any of such Member’s funds or assets deposited with or otherwise controlled by the Company pursuant to this Agreement or otherwise. Each Member agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against any other Member, or agents of such member for any form or type of damages as a result of any of the foregoing actions, regardless of whether such other Member’s reasonable belief is ultimately demonstrated to be accurate.

ARTICLE XV
BUY-SELL PROCEDURE

15.1         General Provisions.  Either BH or MP (the “Offeror”) may, upon the occurrence of a Deadlock Event, or if earlier, at any time following an Event of Default or a For Cause Event with respect to BH or the MP Member Group, in which event the non-breaching party (BH or MP) may be the Offeror, make an offer as described below (the “Buy-Sell Offer”) to the other (the “Offeree”), as set forth below.

(a)           The Buy-Sell Offer must (i) be in writing and be signed by the Offeror, (ii) specify the Offeror’s good faith estimate of the fair market value of the Company Property (the “Buy-Sell Offer Price”) at which the Offeror would purchase all of the assets of the Company, as if such assets were free and clear of all liens, claims and encumbrances (that can be discharged or removed with the payment of money), (iii) disclose all liabilities and potential liabilities of the Company known to the Offeror and a good faith estimate of the monetary amount of such liabilities, and (iv) disclose the terms and details of any financing, refinancing, proposed sale, or other monetization event that the Offeror has initiated, negotiated or discussed during the prior one hundred eighty (180) calendar days with a third party for all or any portion of the Company Property.

(b)           A copy of the Buy-Sell Offer must be delivered to the Offeree and to the Company Accountant who shall, within ten (10) Business Days of the Buy-Sell Offer, determine and notify the Members of the amount the Offeree would receive (the “Offeree Value”) and the amount the Offeror would receive (the “Offeror Value”) on account of its or their respective Interest(s) and any Priority Capital Contributions if all Company Property were sold for the aggregate Buy-Sell Offer Price, all liabilities of the Company were paid in full, and the remaining proceeds were distributed to the Members in accordance with Section 6.4.

(c)           The Offeree will have the right, exercisable by delivery of notice in writing (the “Election”) to the Offeror within forty five (45) calendar days after its receipt of the Buy-Sell Offer, to elect to either:

(i)            sell to the Offeror all of the Offeree’s rights, title and interests in and to its or their Interest(s) in the Company (and in any Priority Capital Contributions) for a cash purchase price equal to the Offeree Value; or

(ii)           purchase all of the Offeror’s rights, title and interests in and to its or their Interest(s) in the Company (and in any Priority Capital Contributions) for a cash purchase price equal to the Offeror Value.

Failure of the Offeree to timely give the Offeror notice of the Offeree’s Election will be deemed, upon the expiration of such forty five (45) day period, to be an Election to sell under Section 15.1(c)(i).

(d)           Contemporaneously with the Offeree’s Election or deemed Election, the purchasing party under this Section 15.1 shall deposit in escrow with a national title company or bank or other financial institution selected by the selling party as escrowee an earnest money deposit in cash in an amount equal to 5% multiplied by the purchase price to be paid in connection with such purchase, and, if for any reason such purchasing party fails to close such purchase as provided in this Section 15.1, then the selling party may retain such deposit as liquidated damages for its own account or elect to purchase all of the rights, title and interests of the purchasing party in and to its or their Interest(s) (and in any Priority Capital Contributions) for a cash purchase price equal to 95% of the Offeree Value or Offeror Value, as applicable and apply such deposit toward the purchase price. All closings of any purchase and sale under this Section 15.1 will be held at the principal office of the Company and shall take place no later than that date which is 90 calendar days after the later of the Offeree’s Election or deemed Election.

(e)           Each of BH and MP will be entitled to enforce its rights under this Section 15.1 by specific performance. If the purchasing party defaults under this Section 15.1, it will have no right to make any future Buy-Sell Offer hereunder.

(f)            Any party may freely assign its rights and obligations pursuant to this Section 15.1 by delivering notice of such assignment to BH or MP (as applicable), provided that the assigning party will remain liable for any and all obligations of its assignee, as if such party had not assigned its rights pursuant to this Section 15.1.

(g)           Notwithstanding the foregoing, if the provisions of Section 9.5 of this Agreement have been initiated by a Member, then no Member may initiate the provisions of this Section 15.1 until the procedures set forth in Section 9.5 have been completed or terminated pursuant to the provisions thereof. No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Section 15.1 have terminated.

15.2         Termination of Other Agreements. If a purchase and sale of Interests under this Article XV is completed, all agreements between the Company and a selling Member or its Affiliates related to the Company Property (including the Management Agreements) will (at the election of the purchasing party) be terminated on the date such Interest is purchased without payment of any penalty or termination fee. In addition, at the closing of such purchase made in accordance with Section 15.1, the purchaser shall, at its option, either (i) obtain a release of the selling Member and its Affiliates from all liability, direct or contingent, by all holders of all Company debts, obligations or claims for which the selling Member or its Affiliates may be personally liable (including any guaranties of the non-recourse carve-outs) occurring or relating to the period on and after the date of the approval by the lender under the Loan of the same and provided that such release shall not be required to extend to any liability relating to environmental hazards under the Loan Documents arising out of conditions existing on or before the date of the of purchase of such Interests, or (ii) deliver to the selling Member an agreement in form and substance reasonably satisfactory to the selling Member from a creditworthy Affiliate to assume the debts, obligations or claims of the selling Member and its Affiliates with respect to, and to defend, indemnify and save the selling Member and its Affiliates harmless from, any liability to the holders of such Company debts, obligations or claims; provided, however, that such assumption and indemnification shall not extend to those claims arising from the fraud, bad faith, willful misconduct or gross negligence of the selling Member or any of its Affiliates. Unless such agreement and the indemnity from such credit worthy party have been Approved by the selling Member in its reasonable discretion by the closing, then the purchaser shall obtain the release provided for above in clause (i).

15.3         Power of Attorney. In the event that the Offeror or Offeree shall have failed or refused, within five calendar days after receipt of a notice from the other requesting such party to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 15.1 hereof, then the non-defaulting party may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the defaulting party or on behalf of and in the name of the Company, as applicable, and such execution, acknowledgment and delivery by the non-defaulting party shall be for all purposes effective against and binding upon the defaulting party or the Company, as applicable, as though such execution, acknowledgment and delivery had been by the defaulting party or the Company, as applicable. Each of the Members does hereby irrevocably constitute and appoint the other Members as the true and lawful attorney in fact of such appointing Member, in the name, place and stead of such appointing Member, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by this Section 15.3. It is expressly understood, intended and agreed by each Member, that the grant of the power of attorney to the other Members pursuant to this Section 15.3 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency of such appointing Member, as the case may be, or the assignment of the interest of such appointing Member in the Company, or the dissolution of the Company.

ARTICLE XVI
RIGHT OF BH TO TRIGGER SALE OF THE PROPERTY; ROFO

16.1         ROFO on the Sale of the Property.

(a)           If on or after the second anniversary of this Agreement and subject to the terms of any applicable Loan Documents, BH desires to sell the Property to any third party, BH shall first deliver to MP written notice of its intention to offer to sell the Property setting forth the proposed cash purchase price which BH is willing to accept and all other material terms and conditions of the proposed sale (“ROFO Notice”). BH need not have located a prospective purchaser or have in its possession an actual offer to purchase in order to exercise its rights pursuant to this Section 16.1(a). The ROFO Notice shall include a statement by BH setting forth the financing and encumbrances, if any, to which the Property will remain subject to upon conveyance (the “Permitted Exceptions”) and shall be at a price stated in U.S. dollars only.

(b)           At any time within forty-five (45) calendar days after the date MP receives the ROFO Notice (the “ROFO Response Period”), MP shall have the right, exercisable by delivery of notice in writing (the “ROFO Election”) to BH to either:

(i)            approve the terms of the proposed sale of the Property and authorize BH to cause the Company to sell or dispose of the Property on the terms and conditions set forth in the ROFO Notice; or

(ii)           purchase the Property for a purchase price equal to the cash purchaser price stated in the ROFO Notice, less the sum of any debt or other obligations to be assumed by the purchaser and on the other terms and conditions set forth in the ROFO Notice and subject to no other terms and conditions.

(c)           Any election pursuant to subparagraph (ii) of Section 16.1(b) above shall be made by (i) delivering to BH the ROFO Election, which shall affirmatively state that MP is exercising such option, and (ii) depositing in escrow with a national title company or a bank or other financial institution selected by BH (the “ROFO Escrow Agent”), as escrowee, a non-refundable earnest money deposit in cash equal to five percent (5%) of the purchase price (the “ROFO Escrow Deposit”) (as set forth in the ROFO Notice) within five (5) calendar days of such election. BH and the MP Member Group shall close the purchase of the Property within 45 calendar days of the date of MP’s ROFO Election to purchase pursuant to subparagraph (ii) above and the Company shall convey the entire fee simple title to the Property by special warranty deed to MP or its designee, against receipt of payment of the cash portion of the purchase price and assumption of any debt as aforesaid, subject to no title exceptions or other encumbrances other than the Permitted Exceptions (and such other title exceptions as do not materially affect the operations of the Property).

(d)           If during the ROFO Response Period, MP does not (i) authorize BH to attempt to sell the Property as provided in Section 16.1(b)(i) above, or (ii) timely elect to purchase the Property by following the procedures in Section 16.1(b)(ii) above, then MP shall be deemed to have authorized and approved the sale of the Property pursuant to Section 16.1(b)(i), for a purchase price not less than ninety-five (95%) of the purchase price set forth in the ROFO Notice and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of BH. If MP authorizes or is deemed to have authorized the sale of the Property pursuant to the terms described above, and the Company thereafter receives a bona fide offer for the purchase of the Property from any third party for a purchase price payable at closing which is at least equal to ninety-five percent (95%) of the purchase price set forth in the ROFO Notice, BH may consummate the sale of the Property on such terms set forth in the ROFO Notice, without the requirement of any consent or Approval of any other Member; provided, however, such sale must be consummated within 360 calendar days after the date on which MP authorized or was deemed to have authorized such sale. The failure of the Company to close such sale within the 360-day period referred to in the immediately preceding sentence requires BH to again deliver to MP an additional ROFO Notice and to again follow the procedures set forth in this Section 16.1.

(e)           All closings of any purchase and sale under this Section 16.1 will be held at the principal office of BH and all transfer, stamp and recording taxes imposed on the transfer, and all prepayment fees, exit fees or other fees or penalties payable to any lender in connection with any prepayment of any financing incident to any purchase and sale under this Section 16.1 and all other closing costs shall be allocated as set forth in the ROFO Notice (and in the absence of such specific allocation, in accordance with local custom), and each of the Company and MP shall each pay its own attorney’s fees. Upon the closing of the purchase and sale under this Section 16.1, the MP Member Group shall execute and deliver to the Company an agreement in mutually acceptable form providing in effect that the MP Member Group shall indemnify and hold harmless the Company from and after the closing date for all costs, expenses, liabilities and obligations of and regarding the Property arising after the closing date.

(f)            If MP shall default in its obligations to purchase the Property pursuant to the terms of this Section 16.1, the following shall be the sole and exclusive remedies for such default:

(i)            MP will immediately and without any further action cease to have any right to make a Buy-Sell Offer or otherwise trigger or initiate the provisions of Article XV;

(ii)           the ROFO Escrow Agent shall immediately deliver to BH the ROFO Escrow Deposit as liquidated damages;

(iii)          thereafter, BH may cause the Company to sell at any time the Property to any Person, without the prior written consent of MP and without having to comply with the provisions of this Section 16.1.

If BH shall default in its obligations to cause the Company to sell the Property pursuant to the terms of this Section 16.1, then MP shall have the right to pursue specific performance of such sale.

(g)           Notwithstanding the foregoing, if the provisions of Section 9.5 or Article XV of this Agreement have been initiated by a Member or MP, then BH may not initiate the provisions of this Section 16.1 until the procedures set forth in Section 9.5 or Article XV have been completed or terminated pursuant to the provisions thereof. No ROFO Notice may be delivered until all periods for making elections and performing obligations under any previous ROFO Notice pursuant to this Section 16.1 have terminated.

(h)           Subject to compliance with any applicable terms of the Loan Documents, MP may freely assign its rights and obligations pursuant to this Section 16.1 to an Affiliate by delivery of notice of such assignment to BH and the Company, provided that MP will remain liable for any and all obligations of its assignee, as if MP had not assigned its rights pursuant to this Section 16.1(h).

16.2         Termination of Other Agreements.  If the Property is sold under this Article XVI, all other agreements between the Company and MP or its Affiliates applicable to the Property will be terminated on the date the Property is purchased (without payment of any termination fee or penalty).

16.3         Power of Attorney.  If any Member shall have failed or refused, within five (5) calendar days after receipt of a notice from the other Member requesting such Member to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 16.1, as applicable, then the other Member may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the other Member or on behalf of and in the name of the Company, as applicable, and such execution, acknowledgment and delivery by that Member shall be for all purposes effective against and binding upon the other Member and the Company, as applicable, as though such execution, acknowledgment and delivery had been by the refusing Member or the Company as applicable. Each Member does hereby irrevocably constitute and appoint each other Member as the true and lawful attorney-in-fact of such appointing Member and the successors and assigns thereof, in the name, place and stead of such appointing Member or the successors or assigns thereof, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by Section 16.1. It is expressly understood, intended and agreed by each Member, for such Member and its successors and assigns, that the grant of the power of attorney to any other Member pursuant to this Section 16.3 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency, as applicable, of such appointing Member, or the assignment of the Interest of such appointing Member, or the dissolution of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BH:

BEHRINGER HARVARD MARGATE HOLDING, LLC, a Delaware limited liability company

	By:	/s/ Gerald J. Reihsen, III
	Name:	Gerald J. Reihsen, III
	Title:	Executive Vice President — Corporate
Development & Legal

MP:

MARGATE PEAK, LLC,
a Colorado limited liability company

By:	/s/ Luke C. Simpson
Luke C. Simpson, Manager